                                                                       EXHIBIT 4


                                CREDIT AGREEMENT

                           Dated as of October 5, 1995

                                      Among

                           PROVIDENCE JOURNAL COMPANY
                                       and
                         THE PROVIDENCE JOURNAL COMPANY

                                   as Borrower

                                       and

                            THE LENDERS NAMED HEREIN

                                    as Banks

                                       and

                               FLEET NATIONAL BANK

                             as Administrative Agent

                                       and

                       THE FIRST NATIONAL BANK OF BOSTON,
                         THE CHASE MANHATTAN BANK, N.A.,
                               CHEMICAL BANK, and
                            THE TORONTO DOMINION BANK

                               as Managing Agents

                                    INDEX TO

                                CREDIT AGREEMENT

                                                               Page
                                                               ----
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS ................     3

SECTION 1.01.    Certain Defined Terms ....................     3
SECTION 1.02.    Computation of Time Periods ..............    25
SECTION 1.03.    Accounting Terms .........................    25

ARTICLE II       AMOUNTS AND TERMS OF THE ADVANCES AND THE
                 LETTERS OF CREDIT ........................    26

SECTION 2.01.    The Advances .............................    26
SECTION 2.02.    Making the Advances ......................    27
SECTION 2.03.    Repayment ................................    30
SECTION 2.04.    Optional Prepayment, and Optional and
                 Scheduled Reduction of the Commitments. ..    31
SECTION 2.05.    Mandatory Prepayments and Reductions of
                 the Commitments. .........................    31
SECTION 2.06.    Interest .................................    34
SECTION 2.07.    Fees .....................................    35
SECTION 2.08.    Conversion of Advances ...................    35
SECTION 2.09.    Increased Costs, Etc .....................    36
SECTION 2.10.    Payments and Computations ................    37
SECTION 2.11.    Taxes ....................................    39
SECTION 2.12.    Sharing of Payments, Etc .................    41
SECTION 2.13.    Letter of Credit .........................    42
SECTION 2.14.    Use of Proceeds ..........................    44

ARTICLE III      CONDITIONS OF LENDING ....................    45

SECTION 3.01.    Conditions Precedent to Initial Borrowing     45
SECTION 3.02.    Conditions Precedent to Each Borrowing. ..    49

ARTICLE IV       REPRESENTATIONS AND WARRANTIES ...........    50

SECTION 4.01.    Representations and Warranties of the
                 Borrower .................................    50

ARTICLE V        COVENANTS OF THE BORROWER ................    55

SECTION 5.01.    Affirmative Covenants ....................    55
SECTION 5.02.    Negative Covenants .......................    58
SECTION 5.03.    Reporting Requirements ...................    62
SECTION 5.04.    Financial Covenants ......................    65

ARTICLE VI       EVENTS OF DEFAULT ........................    66

SECTION 6.01.    Events of Default ........................    66
SECTION 6.02.    Actions in Respect of the Letter of Credit
                 Upon Default .............................    69

ARTICLE VII      THE AGENT ................................    69

SECTION 7.01.    Authorization and Action .................    69
SECTION 7.02.    Agent's Reliance, Etc ....................    70
SECTION 7.03.    Fleet and Affiliates .....................    70
SECTION 7.04.    Lender Credit Decision ...................    70
SECTION 7.05.    Indemnification ..........................    71
SECTION 7.06.    Successor Agents .........................    71

ARTICLE VIII     MISCELLANEOUS ............................    72

SECTION 8.01.    Amendments, Etc...........................    72
SECTION 8.02.    Notices, Etc .............................    73
SECTION 8.03.    No Waiver; Remedies ......................    74
SECTION 8.04.    Costs, Expenses and Taxes ................    74
SECTION 8.05.    Right of Set-off .........................    76
SECTION 8.06.    Binding Effect ...........................    76
SECTION 8.07.    Assignments and Participations ...........    76
SECTION 8.08.    Governing Law ............................    79
SECTION 8.09.    Execution in Counterparts ................    79
SECTION 8.10.    No Liability of the Issuing Bank .........    79
SECTION 8.11.    Confidentiality ..........................    80
SECTION 8.12.    Waiver of Jury Trial .....................    80
SECTION 8.13.    Consent to Jurisdiction ..................    80
SECTION 8.14.    Rights and Remedies Cumulative ...........    81

SCHEDULES AND EXHIBITS:

Schedule I - Commitments and Applicable Lending Offices

Exhibit A-1 - Form of Term Note

Exhibit A-2 - Form of Revolving A Note

Exhibit A-3 - Form of Revolving B Note

Exhibit B - Form of Notice of Borrowing

Exhibit C - Form of Assignment and Acceptance

Exhibit D - Form of Compliance Certificate

Schedule 2.14     -  Use of Proceeds

Schedule 3.01(j)  -  Existing Debt Remaining Outstanding

Schedule 4.01(a)  -  Loan Party Jurisdictions of Incorporation, Foreign
                     Qualification

Schedule 4.01(b)  -  Subsidiaries

Schedule 4.01(d)  -  Authorizations and Approvals

Schedule 4.01(k)  -  Liens

Schedule 4.01(bb) -  Network Affiliation Agreements

Schedule 5.02(a)  -  Existing Liens

                                CREDIT AGREEMENT

          CREDIT AGREEMENT dated as of October 5, 1995 among Providence
Journal Company, a Rhode Island corporation ("Old PJC"), The Providence Journal Company, a Delaware corporation ("New PJC"), the banks listed on the signature pages hereof (the "Banks"), and Fleet National Bank ("Fleet"), as administrative agent (together with any successor appointed pursuant to Article VII, the "Agent") for the Lenders hereunder, The First National Bank of Boston, The Chase Manhattan Bank, N.A., Chemical Bank and The Toronto Dominion Bank, as managing agents (the "Managing Agents") and the other Lenders which hereafter become parties hereto.

PRELIMINARY STATEMENTS:

     (1) Old PJC is currently engaged in various media-related businesses, including newspaper publishing, television broadcasting and cable television. Old PJC proposes to effect an internal reorganization which will result in all of its assets not related to the cable television business being transferred to New PJC, which will also assume all liabilities and obligations related to the assets transferred (the "Spinoff"). Old PJC will retain all assets relating to the cable television business, and will subsequently merge with and into Continental Cablevision, Inc., a Delaware corporation ("Continental"), which will be the surviving corporation (the "Merger").

     (2) Old PJC and New PJC have requested that the Lenders lend to them up to $375,000,000 in term and revolving loans, in order to effect, among other things, the Spinoff, the Merger and the transactions contemplated thereby. Upon the consummation of the Spinoff, New PJC proposes to use the credit facilities hereunder for working capital and general corporate purposes, and Old PJC and its successors and assigns shall be released from all obligations and liabilities hereunder, all as more fully set forth herein. The Lenders have indicated their willingness to lend such amounts on the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Adjusted CD Rate" means, for any Interest Period for each CD Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the sum of:

          (a) the rate per annum obtained by dividing (i) the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the nearest 1/100 of 1% per annum) of the rates per annum determined by the Reference Lenders at 9:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period, as the average of the bid rates of New York certificate of deposit dealers of recognized standing selected by each Reference Lender for the purchase at face value of certificates of deposit of such Reference Lender in an amount substantially equal to such Reference Lender's CD Rate Advance comprising part of such Borrowing and with a maturity equal to such Interest Period, by (ii) a percentage equal to 100% minus the Adjusted CD Rate Reserve Percentage (as defined below) for such Interest Period, plus

          (b) the Assessment Rate (as defined below) for such Interest Period.

"Adjusted CD Rate Reserve Percentage" for the Interest Period for each CD Rate Advance comprising part of the same Borrowing means the reserve percentage applicable on the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System with deposits exceeding one billion Dollars with respect to liabilities consisting of non-personal Dollar time deposits in the United States with a maturity equal to such Interest Period. The "Assessment Rate" for the Interest Period for each CD Rate Advance comprising part of the same Borrowing means the annual assessment rate estimated by the Agent on the first day of such Interest Period for determining the then current annual assessment payable by the Agent to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits of the Agent in the United States. The Adjusted CD Rate for each Interest Period for each CD Rate Advance comprising part of the same Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Lenders on the first day of such Interest Period. If any Reference Lender fails to provide its bid rate to the Agent, the Adjusted CD Rate shall be determined on the basis of the offered quotation(s) of the other Reference Lender(s).

"Adjusted Operating Cash Flow" means, for any period, Operating Cash Flow for such period, plus the lesser of (i) the sum of cash held by the Borrower plus an amount equal to the Unused Revolving Commitment (to the extent the Borrower is permitted to borrow the same), both as of the end of such period and (ii) $10,000,000; minus (from the sum of Operating Cash Flow and the lesser of (i) and (ii)) the sum of the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries during such period plus the aggregate amount paid by the Borrower to purchase shares of its capital stock during such period.

"Advance" means a Term Advance, a Revolving A Advance, a Revolving B Advance, a Swing Line Advance or a Letter of Credit Advance.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

"Agent" has the meaning specified in the recital of parties to this Agreement.

"Agent's Account" means the account of the Agent maintained by the Agent with Fleet at its office at 111 Westminster Street, Providence, Rhode Island 02903, Account No. 151035103101, Attention: Treasurer.

"Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance, such Lender's CD Lending Office in the case of a CD Rate Advance, and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

"Applicable Revolving Margin" means a percentage per annum determined by reference to the ratio of total Debt for Borrowed Money to Operating Cash Flow, as set forth below:

                            Base Rate       Eurodollar     CD Rate
Ratio                       Advances        Advances       Advances
-----                       ---------       ----------     --------
greater than 5.0:1.0          0.75%           1.875%         2.000%

greater than 4.5:1.0
but less than or equal
to 5.0:1.0                    0.50%           1.625%         1.750%

greater than 4.0:1.0
but less than or equal
to 4.5:1.0                  0.25%           1.375%         1.500%

greater than or equal to
3.0:1.0,
but less
than or equal to 4.0:1.0    0.00%           1.125%         1.250%

less than 3.0:1.0           0.00%           0.875%         1.000%

     Any change in the Applicable Revolving Margin required pursuant to the foregoing shall become effective on the fifth day after receipt by the Agent of the Borrower's most recent financial statement and Compliance Certificate of the Borrower delivered pursuant to Section 3.01(l)(xvi), 5.03(b) or 5.03(c); provided however, that in the event that the Borrower fails to provide any financial statement on a timely basis in accordance with Section 5.03(b) or 5.03(c), any interest rate increase payable as a result thereof shall be retroactively effective to the date on which the financial statement in question should have been received by the Agent in accordance with Section 5.03, and the Borrower shall pay any amount due as a result thereof upon written demand from the Agent.

     "Applicable Term Margin" means a percentage per annum determined by reference to the ratio of total Debt for Borrowed Money to Operating Cash Flow, as set forth below:

                                       Margin Over
Ratio                                  Eurodollar Advances
-----                                  -------------------
greater than 5.0:1.0                          2.000%

greater than 4.5:1.0
but less than or equal
to 5.0:1.0                                    1.750%

greater than 4.0:1.0
but less than or equal
to 4.5:1.0                                    1.500%

greater than or equal to
3.0:1.0,
but less than
or equal to 4.0:1.0                           1.250%

less than 3.0:1.0                             1.000%

     Any change in the Applicable Term Margin required pursuant to the foregoing shall become effective on the fifth day after receipt by the Agent of the Borrower's most recent financial statement and Compliance Certificate for a fiscal quarter of the Borrower delivered pursuant to Section 3.01(l)(xvi),

     5.03(b) or 5.03(c); provided however, that in the event that the Borrower fails to provide any financial statement on a timely basis in accordance with Section 5.03(b) or 5.03(c), any interest rate increase payable as a result thereof shall be retroactively effective to the date on which the financial statement in question should have been received by the Agent in accordance with Section 5.03, and the Borrower shall pay any amount due as a result thereof upon written demand from the Agent.

     "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto.

     "Available Amount of the Letter of Credit" means, at any time, the maximum amount available to be drawn under the Letter of Credit at such time.

     "Bank" has the meaning specified in the recital of parties hereto.

     "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

          (a) the rate of interest announced publicly by the Agent from time to time as the Agent's "prime rate" or "base rate" (it being understood that such rate of interest may not be the lowest rate of interest from time to time charged by the Agent), such interest rate to be adjusted on the effective date of any change thereof by the Agent; and

          (b) one half of one percent per annum above the Federal Funds Rate.

     "Base Rate Advance" means an Advance that bears interest determined with reference to the Base Rate, as provided in Section 2.06(a)(i).

     "Borrowed Money" means any obligation to repay funded Debt, any Debt evidenced by notes, bonds, debentures, guaranties or similar obligations, including, without limitation, the obligations hereunder and any obligation under a conditional sale or other title retention agreement, the net aggregate rentals under any Capitalized Lease or any lease which is the substantial equivalent of the financing of the property so leased, any reimbursement obligation for any letter of credit, and any obligations in respect of banker's and other acceptances or similar obligations.

     "Borrower" means during the period from the Closing Date through the consummation of the Spinoff, Old PJC and New PJC and, upon the consummation of the Spinoff, New PJC only.

     "Borrower's Account" means the account of the Borrower maintained by the Borrower with Fleet at its office at 111 Westminster Street, Providence, Rhode Island 02903, Account No. 9392098430.

     "Borrowing" means the Term Loan, a Revolving A Borrowing, a Revolving B Borrowing or a Swing Line Borrowing.

     "Borrowing Group" means the Borrower, the Subsidiaries of the Borrower listed on Schedule 4.01(b) and designated as Material Subsidiaries, and any other Subsidiary of the Borrower Consolidated with the operations of the Borrower for purposes of the Borrower's financial statements.

     "Broadcast License" means (a) all main broadcast television licenses granted by the FCC in connection with the television stations currently owned or hereafter acquired by the Borrower, (b) all other licenses, authorizations, or permits granted by the FCC, the Federal Aviation Administration, or any other federal, state, or local governmental authority in connection with the construction, ownership, operation, or promotion of the television stations currently owned or hereafter acquired by the Borrower, the absence of which individually or collectively could have a Material Adverse Effect, and (c) all extensions and renewals of the licenses, authorizations and permits referred to in the foregoing clauses
     (a) and (b).

     "Business Day" means (i) for all purposes other than as covered by clause
     (ii) below, any day on which banks in Providence, Rhode Island or New York, New York are not authorized or required to close; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Rate Advances, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

     "Capital Expenditures" means all expenditures paid or incurred by the Borrower or any of its Subsidiaries in respect of (i) the acquisition, construction, improvement or replacement of land, buildings, machinery, equipment or any other fixed assets or leaseholds, and (ii) to the extent related to and not included in (i) above, materials, contract labor and direct labor, which expenditures have been or should be, in accordance with GAAP, capitalized on the books of the Borrower or such Subsidiary. Where a fixed asset is acquired by a lease which is required to be capitalized pursuant to statement of Financial Accounting Standards Number 13 or any successor thereto, the amount required to be capitalized in accordance therewith shall be considered to be an expenditure in the year such asset is first leased.

     "Capitalized Leases" has the meaning specified in clause (e) of the definition of Debt.

     "Cash Equivalents" means any of the following, to the extent owned by the Borrower free and clear of all Liens: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, having a maturity of not greater than two years from the date of acquisition thereof, (b) insured certificates of deposit or eurodollar time deposits having a maturity of not greater than 180 days from the date of acquisition thereof with a Lender or with any commercial bank having combined capital, surplus and undivided profits of $100,000,000 or more and having a long-term debt rating of not less than "A" from Standard & Poor's Ratings Group or the equivalent rating from another nationally recognized rating agency, or (c) commercial paper having a maturity of not greater than 180 days from the date of acquisition thereof, issued by any corporation organized under the laws of any State of the United States and rated the highest rating available for commercial paper from a nationally recognized rating agency.

     "CD Lending Office" means, with respect to any Lender, the office of such Lender specified as its "CD Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

     "CD Rate Advance" means an Advance that bears interest determined with reference to the Adjusted CD Rate, as provided in Section 2.06(a)(iii).

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

     "Claim" has the meaning specified in Section 8.15 hereof.

     "Closing Date" means the date on which all of the conditions precedent set forth in Section 3.01 of this Agreement have been satisfied.

     "Collateral" means all "Collateral" referred to in the Collateral Documents and all other property that is subject to any Lien in favor of the Agent, the Lenders or the Issuing Bank.

     "Collateral Documents" means the Pledge Agreement and all documents, instruments and agreements executed in connection therewith.

     "Commitment" means, as to each Lender, a Term Commitment, a Revolving A Commitment, a Revolving B Commitment, or its Letter of Credit Commitment.

     "Compliance Certificate" shall mean each certificate to be delivered by the Borrower pursuant to the terms hereof in the form of Exhibit D.

     "Confidential Information" means information that the Borrower furnished to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower.

     "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

     "Continental" has the meaning specified in the Preliminary Statements hereto.

     "Contribution Agreement" means the Contribution and Assumption Agreement dated as of the Closing Date by and between Old PJC and New PJC.

     "Conversion", "Convert" and "Converted" each refer to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.08 or 2.09.

     "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services; (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all Obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases ("Capitalized Leases");
     (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (g) all Obligations of such Person in respect of Hedge Agreements; (h) all Debt of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss,
     (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; and (i) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

    "Debt Service" means, for any period of the Borrower, the sum of the Borrower's and its Subsidiaries' Interest Expense for such period, plus the amount necessary to meet the regularly scheduled principal amortization on the Term Loan and the scheduled reductions of the Revolving Commitments, plus regularly scheduled payments on other Debt and Capitalized Leases of the Borrower and its Subsidiaries for such period.

    "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

    "Disclosed Litigation" has the meaning specified in Section
    3.01(d).

    "Dollars" and the sign "$" mean lawful money of the United
    States of America.

    "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on
    Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Agent.

    "EBITDA" means, for any period, Net Income of the Borrower and its Consolidated Subsidiaries minus an amount equal to the aggregate of each of the following to the extent the same were included in the calculation of Net
    Income: (i) Trade Revenues, (ii) extraordinary gains, (iii) interest income, and (iv) the Borrower's equity in the Net Income of any Affiliate which is not a Consolidated Subsidiary; and plus an amount equal to the aggregate of the following to the extent the same were deducted in the calculation of Net
    Income: (v) Interest Expense, (vi) income taxes of the Borrower, (vii) depreciation, amortization and extraordinary non-cash charges, (viii) Trade Expenses and (ix) the Borrower's equity in the net losses of any Affiliate which is not a Consolidated Subsidiary; in each case determined in accordance with GAAP for such period.

    "Eligible Assignee" means any Person approved by the Agent and the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that an Affiliate of the Borrower shall not qualify as an Eligible Assignee.

    "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law or any Environmental Permit including, without limitation, (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

    "Environmental Law" means any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act.

    "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

    "ERISA Affiliate" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of Section 414 of the Internal Revenue Code.

    "ERISA Event" with respect to any Person means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC;
    (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by such Person or any of its ERISA Affiliates to make a payment to a Plan required under Section 302(f)(1) of ERISA; (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or
    (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, such Plan.

    "Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

    "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Agent.

    "Eurodollar Rate" means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum determined by the Agent (fixed throughout such Interest Period (subject to adjustments for the Eurodollar Rate Reserve Percentage) and rounded upwards, if necessary, to the next 1/16 of 1%) obtained by dividing (a) the rate of interest determined by the Agent to be the average of the interest rates per annum at which Dollar deposits in immediately available funds are offered to each Reference Lender by first-class banks in the London interbank market at approximately 11:00 A.M., London time, two Business Days prior to the Business Day on which such Interest Period begins, in an amount approximately equal to the principal amount of such Eurodollar Rate Advance, for a period of time equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage. If any Reference Lender fails to provide its offered quotation to the Agent, the Eurodollar Rate shall be determined on the basis of the offered quotation(s) of the other Reference Lender(s). The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Rate Reserve Percentage.

    "Eurodollar Rate Advance" means an Advance that bears interest determined with reference to the Eurodollar Rate, as provided in Section 2.06(a)(ii).

    "Eurodollar Rate Reserve Percentage" means, with respect to any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the average of the maximum effective rates (expressed as a decimal) of the statutory reserve requirements under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, basic, emergency, supplemental or marginal reserve requirements) applicable to each Reference Lender during such Interest Period with respect to its Eurocurrency Liabilities, or which in any other respect relate directly to the funding of loans bearing interest at rates based on the interest rates at which Dollar deposits in immediately available funds are offered to banks by first-class banks in the London interbank market.

    "Events of Default" has the meaning specified in Section
    6.01.

    "Excess Cash Flow" means, for any period, Operating Cash Flow for such period, plus cash distributions received from Persons in which the Borrower has an equity interest but which are not Consolidated for purposes of the Borrower's financial statements, plus fees received by the Borrower for the management of the assets of other Persons during such period, minus Debt Service for such period, minus Capital Expenditures for such period, minus income taxes actually paid in cash during such period, minus (to the extent permitted to be paid by this Agreement) cash dividends actually paid in cash during such period, minus (to the extent permitted to be paid by this Agreement) the aggregate purchase price paid in cash by the Borrower to acquire shares of its capital stock during such period, minus deferred compensation payments made in cash during such period, and minus Investments permitted by Section 5.02(e)(iv) made in cash.

    "Existing Debt" means Debt of Old PJC and its Subsidiaries outstanding immediately before giving effect to the Spinoff.

    "Existing or Identified Investments" means the Borrower's Investments or ownership interests in America's Health Network, Inc., a Delaware corporation, Television Food Network, G.P., a Delaware general partnership, Peapod, L.P., an Illinois limited partnership, StarSight Telecast, Inc., a California corporation, and Partners Station Network, L.P., a California limited partnership.

    "Facility" means the Term Facility, the Revolving A Facility, the Revolving B Facility or the Swing Line Facility.

    "FCC" means the Federal Communications Commission, or any successor agency or entity performing substantially the same functions.

    "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

    "Fixed Charges" means, for any period, Debt Service, distributions paid in cash by the Borrower to the holders of the shares of its capital stock during such period (other than with respect to repurchases of such capital stock by the Borrower), and income taxes actually paid in cash during such period; provided, however, that, for any period, income taxes attributable to the Net Income of Persons in which the Borrower has an equity interest but which are not Consolidated for the purposes of the Borrower's financial statements shall be excluded from the calculation of Fixed Charges to the extent that the Borrower receives a distribution in cash from such Person during such period.

    "Fleet" has the meaning specified in the recital of parties to this Agreement.

    "GAAP" has the meaning specified in Section 1.03.

    "Guarantor" means each Material Subsidiary of the Borrower.

    "Guaranty" means, collectively, each of the separate Guaranties executed by each Guarantor on the Closing Date, and each Guaranty executed by a Material Subsidiary at any time after the Closing Date.

    "Hazardous Materials" means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or reasonably could be anticipated to become friable, urea formaldehyde foam insulation and radon gas, (b) any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any Environmental Law and (c) any other substance exposure to which is regulated under any Environmental Law.

    "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

    "Indemnified Party" has the meaning specified in Section
    8.04(b).

    "Information Memorandum" means the information memorandum dated August, 1995 used by the Agent in connection with the syndication of the Commitments.

    "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

    "Interest Expense" means, with respect to any period, the aggregate amount required to be paid by the Borrower and its Subsidiaries for interest, fees, charges and expenses, however characterized, on its Debt, including, without limitation, all such interest, fees, charges and expenses accrued and required to be paid with respect to Debt under the Loan Documents.

    "Interest Period" means, for each Eurodollar Rate Advance or CD Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Advance into a Eurodollar Rate Advance or CD Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months in the case of a Eurodollar Rate Advance and 30, 60, 90 or 180 days in the case of a CD Rate Advance, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (Providence, Rhode Island time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

       (a) the Borrower may not select any Interest Period with respect to the Term Loan that ends after the Term Maturity Date, and may not select any Interest Period with respect to any Revolving Advance that ends after the Revolving Termination Date;

       (b) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

       (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

       (d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month;

       (e) no more than 7 Interest Periods may exist at any one time; and

       (f) no Interest Period may be selected such that a mandatory scheduled reduction of the Revolving A Commitment or Revolving B Commitment pursuant to Section 2.04((b) would require a prepayment of the Advances to which such Interest Period applies.

    "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

    "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (h) and (i) of the definition of "Debt" in respect of such Person.

    "Issuing Bank" means Fleet, as issuer of the Letter of Credit.

    "Lenders" means the lenders listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07.

    "L/C Related Documents" has the meaning specified in Section 2.13(d)(i).

    "Letter of Credit" has the meaning specified in Section 2.13(a).

    "Letter of Credit Advance" means an advance made by the Lenders pursuant to
    Section 2.13(c).

    "Letter of Credit Agreement" has the meaning specified in Section 2.13(b).

    "Letter of Credit Commitment" means, with respect to the Issuing Bank, its commitment to issue the Letter of Credit in the original face amount of $120,000,000, and with respect to each other Lender, its pro rata participation pursuant to Section 2.13(c).

    "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

    "Loan Documents" means this Agreement, the Notes, the Guaranties, the Collateral Documents and the Letter of Credit Agreement.

    "Loan Parties" means the Borrower and the Guarantors.

    "Lowell Sun Note" means, collectively, the $26,000,000 Note and the $6,500,000 Revolving Note from Lowell Sun Publishing Company and Lowell Sun Realty Company payable to Old PJC.

    "Managing Agents" has the meaning specified in the recital of parties to this Agreement.

    "Margin Stock" has the meaning specified in Regulation U.

    "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole.

    "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under any Loan Document or Related Document or (c) the ability of the Borrower or any Material Subsidiary to perform its Obligations under any Loan Document or Related Document to which it is or is to be a party.

    "Material Subsidiary" means (i) each of the Subsidiaries of the Borrower designated on Schedule 4.01(b) as being a Material Subsidiary, (ii) any Subsidiary acquired or formed by the Borrower after the Closing Date in which the Borrower has invested more than $20,000,000 in the aggregate, and
    (iii) any Subsidiary of the Borrower reasonably deemed by the Agent to be material to the business of the Borrower. Each Material Subsidiary, whether so designated on the Closing Date, acquired or created by the Borrower after the Closing Date, or so deemed by the Agent, shall be a party to the Guaranty, and the stock of each Material Subsidiary shall be pledged to the Agent for the benefit of the Lenders pursuant to the Pledge Agreement.

    "Merger" has the meaning specified in the Preliminary Statements.

    "Merger Agreement" means the Agreement and Plan of Merger dated November 18, 1994, as amended and restated as of August

    1, 1995, by and among Old PJC, New PJC, King Broadcasting Company, King Holding Corp. and Continental.

    "Multiemployer Plan" of any Person means a multiemployer plan, as defined in
    Section 4001(a)(3) of ERISA, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

    "Multiple Employer Plan" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

    "Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any asset or the sale or issuance of any Debt or capital stock, any securities convertible into or exchangeable for capital stock or any warrants, rights or options to acquire capital stock by any Person, the aggregate amount of cash received from time to time by or on behalf of such Person in connection with such transaction after deducting therefrom only (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions actually paid to a Person that is not an Affiliate and
    (b) the amount of taxes payable to a taxing authority in connection with or as a result of such transaction, in each case to the extent but only to the extent, that the amounts so deducted are properly attributable to such transaction or to the asset that is the subject thereof.

    "Net Income" means, for any period, the net after tax income (loss) of the Borrower and its Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP.

    "Network Affiliation Agreement" means each agreement set forth on Schedule 4.01(bb) hereto, and each other agreement entered by the Borrower or any of its Subsidiaries with the television networks known as ABC, CBS, NBC or Fox pursuant to which the Borrower or such Subsidiary and such television network agree to be affiliated, and such television network agrees that the Borrower or any such Subsidiary shall serve as that television network's primary outlet within a designated marketing area for television programming provided by such television network for broadcast by its broadcast station affiliates.

    "Note" means a Term Note or a Revolving Note.

    "Notice of Borrowing" has the meaning specified in Section 2.02(a).

    "Obligation" means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, reimbursement obligations under the Letter of Credit Agreement, Letter of Credit commissions, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

    "Operating Cash Flow" means, for any period, EBITDA for such period, plus an amount equal to the aggregate of the following to the extent the same were deducted in the calculation of Net Income for such period; (i) charges for deferred compensation, (ii) accruals for Restricted Payments, (iii) amortization of Programming Expense for such period, (iv) (through December 31, 1996) accruals for payments due with respect to employee separations; minus an amount equal to the aggregate of the following: (v) payments made in cash with respect to Programming Expenses, (vii) deferred compensation payments actually made in cash, and (viii) pension income. In the event that the Borrower owns an equity interest in a Person of less than 80% and to the extent that Operating Cash Flow, as calculated pursuant to the foregoing, includes Operating Cash Flow attributable to such Person, the Operating Cash Flow of such Person shall be deducted from the Operating Cash Flow of the Borrower. For the purposes of Section 5.02(e), the Operating Cash Flow attributable to the operations of a Person of which an equity interest of 80% or more is being acquired shall be included in the Operating Cash Flow of the Borrower. The Operating Cash Flow for a twelve month period attributable to the operations being acquired shall be determined by the Agent from the most recent audited financial statements of the Person from whom the operations are being acquired (provided that such audited financial statements relate to periods not more than one year prior to the date as of which Operating Cash Flow is being determined). Notwithstanding the foregoing sentence, if the method of calculating Operating Cash Flow for the operations being acquired described in the preceding sentence is not satisfactory to the Agent, the

    Borrower shall, following consultation with the Agent, calculate Operating Cash Flow for the operations being acquired on a reasonable alternative basis and shall notify the Agent of such calculation in writing. Within 5 Business Days following receipt of such notice, the Agent shall notify the other Lenders thereof and, unless Lenders constituting Required Lenders notify the Agent within 5 Business Days thereafter that they reasonably object to such calculation, such calculation shall be deemed to be satisfactory to the Lenders. If Lenders constituting Required Lenders do so notify the Agent, then the Borrower shall be free to notify the Agent of other reasonable alternative calculations of such Operating Cash Flow until such time as Lenders constituting Required Lenders do not so notify the Agent with respect to any such calculation. Following the acquisition by the Borrower or one of its Subsidiaries of an operation, the historical Operating Cash Flow of such operation, calculated on the method deemed satisfactory pursuant to the foregoing, shall be included in the Borrower's Operating Cash Flow for the immediately succeeding fiscal periods, but for each fiscal period for which the Borrower is able to include in the Borrower's Operating Cash Flow the actual results of such acquired operation following the effective date of the acquisition thereof, the comparable prior fiscal period of such historical Operating Cash Flow shall be excluded.

    "Other Taxes" has the meaning specified in Section 2.11(b).

    "PBGC" means the Pension Benefit Guaranty Corporation.

    "Peat Marwick" means KPMG Peat Marwick, a limited liability partnership.

    "Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies, to the extent not required to be paid under Section 5.01(b) hereof;
    (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days (unless such obligations overdue for more than 60 days are not material in amount to the Borrower and its Subsidiaries taken as a whole and the Borrower or the applicable Subsidiary is contesting the same in good faith); (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of the Borrower's and its Subsidiaries' business; and (e) easements, rights of way and other encumbrances on title to real property incurred in the ordinary course of the Borrower's and its Subsidiaries' business that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

    "Permitted Reinvestments" means (i) with respect to the proceeds of the sale or other disposition of a member of the Borrowing Group or its assets, any use of such proceeds by a member of the Borrowing Group to acquire another Qualifying Business (whether by way of acquisition of assets or stock, merger or asset swap); provided that such use of such proceeds shall not be a Permitted Reinvestment unless such Qualifying Business will be included in the Borrowing Group; and provided further that such use of such proceeds shall not be a Permitted Reinvestment unless the purchase price of such Qualifying Business does not exceed $50,000,000, and (ii) with respect to the proceeds of the sale or other disposition by a member of the Borrowing Group of Investments not included in the Borrowing Group, any reinvestment of such proceeds.

    "Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

    "Plan" means a Single Employer Plan or a Multiple Employer Plan.

    "Pledge Agreement" has the meaning specified in Section 3.01(l)(viii).

    "Preferred Stock" means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority over any other capital stock issued by such corporation upon any distribution of such corporation's assets, whether by dividend or upon liquidation.

    "Programming Expense" means expenses related to the acquisition by the Borrower or its Subsidiaries of the content of its television programs.

    "Proxy Statement" means the Joint Proxy Statement-Prospectus of New PJC and Continental dated August 31, 1995.

    "Pro Rata Share" of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the aggregate amount of such Lender's Commitments at such time and the denominator of which is the Total Commitments at such time times (b) such amount.

    "Qualifying Business" means any business primarily involved in newspaper publishing, television stations and programming content ventures.

    "Redeemable" means, with respect to any capital stock, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

    "Reference Lenders" means three Lenders (one of which may be the Agent), each selected by the Agent in its discretion from time to time as a reference lender for purposes of determining the Eurodollar Rate or the Adjusted CD Rate.

    "Register" has the meaning specified in Section 8.07(e).

    "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

    "Related Documents" means the Merger Agreement, the Contribution Agreement, and the material documents, instruments and agreements executed in connection therewith and in connection with the Spinoff.

    "Released Person" has the meaning specified in Section 8.15 hereof.

    "Required Lenders" means, if the Commitments are in effect, Lenders owed or holding at least 51% of the aggregate Commitments under the Facilities, or, if the Commitments have been terminated, Lenders owed or holding at least 51% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time plus (b) the Available Amount of the Letter of Credit.

    "Restricted Payment" means, with respect to any Person, dividends paid by such Person, purchase of treasury stock of such Person, or other distribution of cash or property of such Person to any holder of its equity interests, other than dividends payable solely in shares of such Person's capital stock.

    "Revolving A Advance" has the meaning specified in Section 2.01(b).

    "Revolving A Borrowing" means the aggregate of the simultaneous Revolving A Advances of the same Type made by the Lenders in response to a single Notice of Borrowing.

    "Revolving A Commitment" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Revolving A Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c) as such Lender's "Revolving A Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.04 or 2.05. Each Lender's Revolving A Commitment includes its Pro Rata Share of the Letter of Credit Commitment.

    "Revolving A Facility" means, at any time, the aggregate amount of the Lenders' Revolving A Commitments at such time, and includes, in any event, the Letter of Credit Commitment.

    "Revolving A Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving A Advances made by such Lender.

    "Revolving Advance" means a Revolving A Advance or a Revolving B Advance.

    "Revolving B Advance" has the meaning specified in Section 2.01(c).

    "Revolving B Borrowing" means the aggregate of the simultaneous Revolving B Advances of the same Type made by the Lenders in response to a single Notice of Borrowing.

    "Revolving B Commitment" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Revolving B Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c) as such Lender's "Revolving B Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.04 or 2.05. An amount equal to each Lender's Pro Rata Share of the Swing Line Facility shall be reserved from such Lender's Revolving B Commitment for the purpose of repaying outstanding Swing Line Advances in accordance with Section 2.02(i) in an amount equal to such Lender's Pro Rata Share of the lesser of (i) $10,000,000 or (ii) the then current amount of the Revolving B Commitment (the "Revolving B Reserve").

    "Revolving B Facility" means, at any time, the aggregate amount of the Lenders' Revolving B Commitments at such time.

    "Revolving B Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-3 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving B Advances made by such Lender.

    "Revolving B Reserve" has the meaning specified in the definition of "Revolving B Commitment."

    "Revolving Borrowing" means a borrowing consisting of simultaneous Revolving Advances of the same Type made by the Lenders.

    "Revolving Commitment" means, with respect to each Lender at any time, the aggregate of such Lender's Revolving A Commitment and Revolving B Commitment at such time.

    "Revolving Facility" means, at any time, the aggregate amount of the Lenders' Revolving A Commitments and Revolving B Commitments at such time.

    "Revolving Note" means a Revolving A Note or a Revolving B Note.

    "Revolving Termination Date" means the earlier of December 31, 2003 and the date of termination in whole of the Total Commitments pursuant to Section 2.04, 2.05, or 6.01.

    "Single Employer Plan" of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

    "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

    "Spinoff" has the meaning specified in the Preliminary Statements.

    "Subordinated Debt" means any Debt of the Borrower that is subordinated to the Obligations of the Borrower under the Loan Documents on, and that otherwise contains, terms and conditions reasonably satisfactory to the Required Lenders.

    "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

    "Swing Line Advance" means an advance made by the Swing Line Bank pursuant to Section 2.01(d).

    "Swing Line Bank" means The First National Bank of Boston or any of its Affiliates, or such other Lender as the Borrower may from time to time designate in writing.

    "Swing Line Borrowing" means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank.

    "Swing Line Facility" has the meaning specified in Section 2.01(d).

    "Taxes" has the meaning specified in Section 2.11(a).

    "Term Advance" has the meaning specified in Section 2.01(a).

    "Term Commitment" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Term Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(e) as such Lender's "Term Commitment".

    "Term Facility" means, at any time, the aggregate amount of the Lenders' Term Commitments at such time.

    "Term Loan" means the loan consisting of simultaneous Term Advances made by the Lenders on the Closing Date.

    "Term Maturity Date" means the earlier of June 30, 2004 and the date of termination in whole of the Total Commitments pursuant to Sections 2.04,
    2.05 or 6.01.

    "Term Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advance made by such Lender.

    "Total Commitment" means, with respect to each Lender at any time, the aggregate of such Lender's Term Commitment and Revolving Commitment at such time.

    "Trade Expenses" means expenses reported by the Borrower on its financial statements attributable to barter transactions.

    "Trade Revenues" means revenues reported by the Borrower on its financial statements attributable to barter transactions.

    "Type" refers to the distinction between Advances bearing interest at the Base Rate, Advances bearing interest at the Eurodollar Rate, and Advances bearing interest at the Adjusted CD Rate.

    "Unused Revolving A Commitment" means, with respect to any Lender at any time, (a) such Lender's Revolving A Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving A Advances made by such Lender and outstanding at such time and (ii) such Lender's Pro Rata Share of the Available Amount of the Letter of Credit.

    "Unused Revolving B Commitment" means, with respect to any Lender at any time, (a) such Lender's Revolving B Commitment at such time minus (b) the aggregate principal amount of all Revolving B Advances.

    "Unused Revolving Commitment" means, with respect to any Lender at any time, the aggregate of such Lender's Unused Revolving A Commitments and Unused Revolving B Commitment at such time.

    "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

    "Welfare Plan" means a welfare plan, as defined in Section 3(1) of ERISA.

    "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) ("GAAP").

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES
                            AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances. (a) The Term Advance. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a "Term Advance") to the Borrower on the Closing Date in an amount not to exceed such Lender's Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

    (b) The Revolving A Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "Revolving A Advance") to the Borrower from time to time on any Business Day during the period from the date hereof until the Revolving Termination Date in an amount for each such Advance not to exceed such Lender's Unused Revolving A Commitment on such Business Day. Each Revolving A Borrowing shall be in an aggregate amount of $2,000,000 or an integral multiple of $500,000 in excess thereof and shall consist of Revolving A Advances made by the Lenders ratably according to their Revolving A Commitments. Within the limits of each Lender's Unused Revolving A Commitment in effect from time to time, the Borrower may borrow under this
Section 2.01(b), prepay pursuant to Section 2.04(c) and reborrow under this
Section 2.01(b).

    (c) The Revolving B Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a "Revolving B Advance") to the Borrower from time to time on any Business Day during the period from the date hereof until the Revolving Termination Date in an amount for each such Advance not to exceed such Lender's Unused Revolving B Commitment on such Business Day. Each Revolving B Borrowing shall be in an aggregate amount of $2,000,000 or an integral multiple of $500,000 in excess thereof and shall consist of Revolving B Advances made by the Lenders ratably according to their Revolving B Commitments. Within the limits of each Lender's Unused Revolving B Commitment in effect from time to time, the Borrower may borrow under this
Section 2.01(c), prepay pursuant to Section 2.04(c) and reborrow under this
Section 2.01(c). No Revolving B Advances shall be made so long as any Unused Revolving A Commitment exists. Notwithstanding the foregoing, the Lenders shall only be required to make Revolving B Advances out of the Revolving B Reserve for the purpose of refunding Swing Line Advances; provided that at the time of making such Revolving B Advances the Unused Revolving A Commitment is $0 and the Unused Revolving B Commitment is less than or equal to the amount of the Revolving B Reserve. For so long as any part of the Revolving B Reserve has been utilized for the purpose of refunding Swing Line Advances with Revolving B Advances,, the Swing Line Facility shall be reduced to the amount of the remaining Revolving B Reserve.

    (d) The Swing Line Advances. The Borrower may request the Swing Line Bank to make, and the Swing Line Bank may, if in its sole discretion it elects to do so, make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Revolving Termination Date in an aggregate amount not to exceed at any time outstanding $10,000,000 (the "Swing Line Facility"). No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Within the limits of the Swing Line Facility, so long as the Swing Line Bank, in its sole discretion, elects to make Swing Line Advances, the Borrower may borrow under this Section 2.01(d), repay pursuant to Section 2.03 or prepay pursuant to Section 2.04(c) and reborrow under this Section 2.01(d). Upon the occurrence and during the continuance of a Default or an Event of Default, and following receipt by the Swing Line Bank of written notice from the Agent not to make further Swing Line Advances (which the Agent may send in its discretion and shall send upon the request of the Required Lenders), the Borrower may not request and the Swing Line Bank shall not make, Swing Line Advances. The Swing Line Bank shall not knowingly waive any conditions set forth in Article III in connection with any Swing Line Advance without the prior written consent of the Required Lenders.

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.13, each Borrowing shall be made on notice, given not later than 11:00 A.M. (Providence, Rhode Island time) on the third Business Day in the case of a Eurodollar Rate Advance, the second Business Day in the case of a CD Rate Advance or the first Business Day in the case of a Base Rate Advance, in each case prior to the date of the proposed Borrowing, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telex, telecopier or cable. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telex, telecopier or cable, confirmed immediately in writing, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing, and
(v) in the case of an Advance consisting of Eurodollar Rate Advances or CD Rate Advances, the initial Interest Period for each such Advance. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances or CD Rate Advances, the Agent shall promptly notify each Lender of the applicable interest rate under Section 2.06(a)(ii) or (iii). Each Lender shall, before 11:00 A.M. (Providence, Rhode Island time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower by crediting the Borrower's Account. No Advance may be used for the purpose of repaying or prepaying any other Advance, except that Revolving Advances may be used to repay outstanding Swing Line Advances.

    (b) Each Swing Line Borrowing shall be made on such administrative terms as the Borrower and the Swing Line Bank shall agree. Each Swing Line Advance shall be a Base Rate Advance (provided, however, that the Borrower shall not be permitted to Convert any Swing Line Advance into a Eurodollar Rate Advance or a CD Rate Advance), and shall be otherwise subject to the terms of this Agreement, unless specifically otherwise stated herein.

    (c) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances or CD Rate Advances for the initial Borrowing hereunder or for any Borrowing if the obligation of the Lenders to make Eurodollar Rate Advances or CD Rate Advances shall then be suspended pursuant to Section 2.09.

    (d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of the Term Loan or any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances or CD Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

    (e) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay or pay to the Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.06 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

    (f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

    (g) At the time of (i) each Advance made by a Lender, (ii) each Conversion of an Advance from one Type to another Type, and (iii) each payment or prepayment of any of the Advances, each Lender may enter upon its records an appropriate notation evidencing (a) such Lender's Advance, (b) the interest rate and Interest Period, if applicable, for such Advance, (c) such payment or prepayment of principal, and (d) in the case of payments or prepayments of principal, the applicable Advance which was paid or prepaid. No failure to make, or error in making, any such notation shall affect the Borrower's unconditional obligations to repay the Advances and all interest, fees and other sums due in connection with this Agreement and/or any of the Notes in full, nor shall any such failure or error, standing alone, constitute grounds for disproving a payment of principal by the Borrower. However, in the absence of manifest error, such notations and each Lender's records containing such notation shall constitute presumptive evidence of the facts stated therein, including, without limitation, the amount of such Lender's Advances outstanding and all amounts due and owing to such Lender at any time. Any such notation and such Lender's records containing such notations may be introduced in evidence in any judicial or administrative proceeding relating to this Agreement, any Advances made hereunder or any of the Notes.

    (h) Each Lender's Term Advance shall be evidenced by a Term Note substantially in the form of Exhibit A-1 hereto; each Lender's Revolving A Advances shall be evidenced by a Revolving A Note substantially in the form of Exhibit A-2 hereto; each Lender's Revolving B Advances shall be evidenced by a Revolving B Note substantially in the form of Exhibit A-3 hereto; and each Swing Line Advance made by the Swing Line Bank shall be evidenced by a Swing Line Note substantially in the form of Exhibit A-4 hereto. Each Lender may enter upon its records an appropriate notation evidencing, among other things, each Advance, the interest rate applicable thereto, and any payments or prepayments thereof. Failure by any Lender to make, or any error in making, any such notation shall not affect the Borrower's unconditional obligations to repay the Advances and all interest, fees and other sums due in connection with this Agreement and/or any of the Notes in full, nor shall any such failure or error, standing alone, constitute grounds for disproving a payment by the Borrower. In the absence of manifest error, such notations and each Lender's records containing such notations shall constitute presumptive evidence of the facts stated therein.

    (i) So long as the Borrower may, pursuant to the terms hereof, request Advances from the Lenders, the Swing Line Bank shall have the right to require the Lenders to make Revolving

Advances to repay outstanding Swing Line Advances. The Swing Line Bank shall exercise such right by submitting a Notice of Borrowing to the Agent on behalf of the Borrower in accordance with Section 2.02 hereof. If the Borrower may not request Revolving Advances pursuant to the terms hereof, upon written demand by the Swing Line Bank to each other Lender, with a copy of such demand to the Agent, each other Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such other Lender, such other Lender's Pro Rata Share of the outstanding Swing Line Advances as of the date of such demand, by making available to the Agent for the account of the Swing Line Bank by deposit in the Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of Swing Line Advances to be purchased by such Lender. The Borrower hereby agrees to each such sale and assignment. Each other Lender agrees to purchase its Pro Rata Share of the outstanding Swing Line Advances on (i) the Business Day on which demand therefor is made by the Swing Line Bank; provided that notice of such demand is given not later than 11:00 A.M. (Providence, Rhode Island time) on such Business Day or
(ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Swing Line Bank to any other Lender, the Swing Line Bank represents and warrants to such other Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advances. If and to the extent that any Lender shall not have so made the amount of such Swing Line Advances available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Agent, at the Federal Funds Rate. If such Lender shall pay to the Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

SECTION 2.03. Repayment. (a) Term Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Term Loan on the Term Maturity Date.

     (b) Revolving Advances. The Borrower shall repay to the Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Revolving Advances on the Revolving Termination Date.

    (c) Swing Line Advances. The Borrower shall repay to the Agent for the account of the Swing Line Bank the outstanding principal amount of each Swing Line Advance on the Revolving Termination Date.

SECTION 2.04. Optional Prepayment, and Optional and Scheduled Reduction of the Commitments.

    (a) Optional Reduction of the Commitments. The Borrower may, upon at least 3 Business Days' notice to the Agent, terminate in whole or reduce in part the Unused Revolving Commitments which notice shall specify the Facility or Facilities to be reduced or terminated and the amount of any partial reduction; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their Commitments with respect to such Facility (except with respect to the Swing Line Facility).

    (b) Mandatory Scheduled Reduction of the Commitment. The Revolving A Facility shall be permanently reduced by $4,000,000 as of December 31, 1996, and the Revolving A Facility and the Revolving B Facility shall be permanently reduced as of the end of each fiscal quarter by the amount specified in the schedule set forth below, for each fiscal quarter ending in the calendar years specified below:

    Year                     Revolving A         Revolving B
    ----                     -----------         -----------
    1997                     $2,625,000               -
    1998                     $3,625,000               -
    1999                     $5,375,000               -
    2000                     $5,500,000          $7,812,500
    2001                     $8,625,000          $7,812,500
    2002                     $9,125,000          $7,812,500
    2003                     $7,875,000          $7,812,500

(c) Optional Prepayment. The Borrower may, upon at least 2 Business Days' notice to the Agent stating the proposed date and aggregate principal amount of the prepayment and the Borrowing to which such prepayment is to be applied, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Term Loan or the Revolving A Advances or Revolving B Advances comprising part of the same Borrowing, in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $2000,000 or an integral multiple of $500,000 in excess thereof and (ii) no such prepayment of a Eurodollar Rate Advance or CD Rate Advance shall be made other than on the last day of an Interest Period therefor.

SECTION 2.05. Mandatory Prepayments and Reductions of the Commitments.

    (a) Commencing with the fiscal year ending December 31, 1997, and continuing until the financial statements delivered by the Borrower pursuant to Section 5.03(c) for such fiscal year, reflect a ratio of total Debt for Borrowed Money to Operating Cash Flow for such fiscal year of less than 4.0:1.0, on the 120th day following the end of each fiscal year, the Borrower in its sole discretion shall either make a prepayment of the Term Loan in an amount equal to, and/or the Revolving A Commitment shall be reduced by an amount equal to, the lesser of (i) the excess of 50% of Excess Cash Flow for such fiscal year over the aggregate of any optional prepayments of the Term Loan or optional reductions of the Revolving Commitment made during such fiscal year or (ii) the amount which would have been sufficient to reduce total Debt for Borrowed Money as of the last day of such fiscal year so that such ratio would have been less than 4.00:1.00.

    (b) On the date twelve months after the receipt of the Net Cash Proceeds from the sale or other disposition of any assets of the Borrower or any of its Subsidiaries (other than the Lowell Sun Note, and any sale or other disposition of assets contemplated by the Related Documents and the asset transfers associated therewith) in excess of $50,000,000 in the aggregate (from the Closing Date) not reinvested in Qualifying Businesses within twelve months of receipt of such Net Cash Proceeds (other than sales of assets in the ordinary course of business), the Borrower shall either make a prepayment of the Term Loan in an amount equal to, or the Revolving A Commitment and/or the Revolving B Commitment (at the option of the Borrower exercised in its sole discretion by written notice to the Agent) shall be reduced by an amount equal to, such Net Cash Proceeds.

    (c) On the date twelve months after the receipt of the Net Cash Proceeds from the sale or other disposition of the Lowell Sun Note, unless the financial statements delivered by the Borrower pursuant to Section 5.03(c) for the most recently completed fiscal year, reflect a ratio of total Debt for Borrowed Money to Operating Cash Flow for such fiscal year as being less than 4.00:1.00, the Borrower shall either make a prepayment of the Term Loan in an amount equal to, or the Revolving A Commitment and/or the Revolving B Commitment (at the option of the Borrower exercised in its sole discretion by written notice to the Agent) shall be reduced by an amount equal to, the lesser of (i) the amount of such Net Cash Proceeds of the disposition of the Lowell Sun Note minus (A) the amount reinvested in Qualifying Businesses within twelve months of receipt of such Net Cash Proceeds and minus (B) the amount applied to fund The Providence Journal Charitable Foundation in an amount not to exceed $16,000,000 or (ii) the amount which would have been sufficient to reduce total Debt for Borrowed Money as of the last day of such fiscal year so that such ratio would have been less than 4.00:1.00.

    (d) On the date of receipt of the Net Cash Proceeds from the issuance of any Debt permitted by Section 5.02(b)(xi), the Borrower shall either make a prepayment of the Term Loan in an amount equal to, or the Revolving A Commitment (at the option of the Borrower exercised in its sole discretion by written notice to the Agent) shall be reduced by an amount equal to, the amount of such Net Cash Proceeds.

    (e) On the date of receipt of the Net Cash Proceeds from the issuance of any Subordinated Debt permitted by Section 5.02(b)(x), unless the Borrower shall have delivered a Compliance Certificate reflecting a ratio of total Debt for Borrowed Money to Operating Cash Flow for the twelve months then ended, taking the issuance of such Debt into account, as being less than 4.00:1.00, the Borrower shall either make a prepayment of the Term Loan in an amount equal to, or the Revolving A Commitment (at the option of the Borrower exercised in its sole discretion by written notice to the Agent) shall be reduced by an amount equal to, the lesser of (i) the amount of such Net Cash Proceeds or (ii) the amount which would have been sufficient to reduce total Debt for Borrowed Money as of the last day of such twelve month period so that such ratio would have been less than 4.00:1.00.

    (f) On the date of receipt of the Net Cash Proceeds from the issuance of any common or preferred stock by the Borrower, unless the Borrower shall have delivered a Compliance Certificate reflecting a ratio of total Debt for Borrowed Money to Operating Cash Flow for the twelve months then ended as being less than 4.0:1.0, the Borrower shall either make a prepayment of the Term Loan in an amount equal to, or (at the option of the Borrower exercised in its sole discretion by written notice to the Agent) the Revolving A Commitment shall be reduced by an amount equal to, the lesser of (i) such Net Cash Proceeds or (ii) the amount which would have been sufficient to reduce total Debt for Borrowed Money as of the last day of such twelve month period so that such ratio would have been less than 4.00:1.00.

    (g) The Borrower shall, on each Business Day, (i) prepay an aggregate principal amount of the Revolving A Advances comprising part of the same Borrowings equal to the amount by which (A) the aggregate principal amount of the Revolving A Advances then outstanding plus the Available Amount of the Letter of Credit then outstanding exceeds (B) the Revolving A Facility on such Business Day, (ii) prepay an aggregate principal amount of the Revolving B Advances comprising part of the same Borrowings equal to the amount by which the aggregate principal amount of the Revolving B Advances exceeds the Revolving B Facility on such Business Day and (iii) prepay an aggregate principal amount of the Swing Line Advances comprising part of the same Borrowings equal to the amount by which the aggregate principal amount of the Swing Line Advances exceeds the Swing Line Facility on such Business Day.

    (h) All prepayments under this Section 2.05 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid and shall be applied to installments of principal in inverse order of maturity, and all reductions of

Commitments shall be made in inverse order of scheduled reduction. Any prepayment of the Term Loan pursuant to this Section 2.05 shall be deemed to be a mandatory prepayment.

SECTION 2.06. Interest. (a) Ordinary Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

         (i) Base Rate Advances. For any Swing Line Advance during the time it is outstanding, and during such periods as any Revolving A Advance or, Revolving B Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (i) the Base Rate in effect from time to time plus (ii) the Applicable Revolving Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September, and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

         (ii) Eurodollar Rate Advances. During such periods as any Revolving A Advance or Revolving B Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (i) the Eurodollar Rate for such Interest Period for such Advance plus (ii) the Applicable Revolving Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day that occurs during such Interest Period three months from the first day of such Interest Period and on the final day of such Interest Period.

         (iii) CD Rate Advances. During such periods as any Revolving A Advance or Revolving B Advance is a CD Rate Advance, a rate per annum equal to the sum of (i) the CD Rate for such Interest Period for such Advance plus (ii) the Applicable Revolving Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than 90 days, on the day that occurs during such Interest Period 90 days from the first day of such Interest Period and on the final day of such Interest Period.

         (iv) Term Loan. At a rate per annum equal to the sum of (i) the Eurodollar Rate for the Interest Period then in effect with respect to the Term Loan, plus (ii) the Applicable Term Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period.

    (b) Default Interest. The Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender that is not paid when due (whether at maturity, by acceleration, or otherwise), payable in arrears on the dates referred to in clause (a)(i), (a)(ii), (a)(iii) or (a)(iv) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i), (a)(ii), (a)(iii) or (a)(iv) above and (ii) to the extent permitted by law, the amount of any interest, fee or other amount payable hereunder which is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

SECTION 2.07. Fees. (a) Commitment Fee. The Borrower shall pay to the Agent for the account of the Lenders a commitment fee on the average daily unused portion of each Lender's Unused Revolving Commitment from the date hereof in the case of each Bank and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Revolving Termination Date at the rate of three-eighths of one percent (3/8%) per annum, payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on December 31, 1995 and ending on the Revolving Termination Date.

         (b) Agent's and Managing Agent's Fees. The Borrower shall pay to the Agent and the Managing Agents for their own accounts such fees as may from time to time be agreed between the Borrower and the Agent or the Borrower and the Managing Agents.

SECTION 2.08. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (Providence, Rhode Island time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.09, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of another Type; provided, however, that any Conversion of Eurodollar Rate Advances or CD Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances or CD Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances or CD Advances shall be in an amount not less than $2,000,000. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances or CD Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

    (b) Mandatory. If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances or CD Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance or CD Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

SECTION 2.09. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage or the Adjusted CD Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or CD Rate Advances or of agreeing to issue or of issuing or maintaining Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

    (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend or to issue or participate in the Letter of Credit hereunder and other commitments of such type or the issuance or maintenance of, or participation in, letters of credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend or to issue, or participate in, the Letter of Credit hereunder or to the issuance or maintenance of, or participation in, any letters of credit. A certificate as to such amounts submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

    (c) If, with respect to any Eurodollar Rate Advances or CD Rate Advances, any Lender notifies the Agent that the Eurodollar Rate or CD Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lender of making, funding or maintaining their Eurodollar Rate Advances or CD Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the other Lenders, whereupon (i) each such Eurodollar Rate Advance or CD Rate Advance of such Lender will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of such Lender to make, or to Convert Advances into, Eurodollar Rate Advances or CD Rate Advances shall be suspended until the Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

    (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

    (e) Upon the occurrence and during the continuance of any Default, (i) each Eurodollar Rate Advance and each CD Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances or CD Rate Advances shall be suspended.

SECTION 2.10. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes not later than 11:00 A.M. (Providence, Rhode Island time) on the day when due in Dollars to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and/or under the Notes or the Letter of Credit Agreement to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(f), from and after the effective date of such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

    (b) If the Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender's proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender, and for application to such principal installments, as the Agent shall direct.

    (c) The Borrower hereby authorizes each Lender, if and to the extent any payment owed to such Lender is not made when due hereunder, under any of the Notes, or under the Letter of Credit Agreement held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

    (d) All computations of interest, fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days (or 365/366 days in the case of Base Rate Advances bearing interest calculated in accordance with clause (a) of the definition of "Base Rate"), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

    (e) Whenever any payment hereunder, under any of the Notes, or under the Letter of Credit Agreement shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the preceding Business Day.

    (f) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each such Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.11. Taxes. (a) Any and all payments by the Borrower hereunder, under any of the Notes or under the Letter of Credit Agreement shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on such Lender or the Agent by the state or foreign jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, franchise taxes and net income taxes that are imposed on such Lender by the state or foreign jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, under any Note, or under the Letter of Credit Agreement to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

    (b) In addition, the Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder, under any of the Notes or under the Letter of Credit Agreement or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the Notes (hereinafter referred to as "Other Taxes").

    (c) The Borrower shall indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes, and for the full amount of taxes imposed by any jurisdiction on amounts payable under this Section 2.11, paid by such Lender or the Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

    (d) Upon the request of the Agent or a Lender, within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 8.02, the original receipt of payment thereof or a certified copy of such receipt. In the case of any payment hereunder, under any of the Notes or under the Letter of Credit Agreement by the Borrower through an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

    (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank, and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long thereafter as such Lender remains lawfully able to do so), provide the Agent and the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or the Notes or certifying that the income receivable pursuant to this Agreement or the Notes is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includible in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the

Borrower and shall not be obligated to include in such form or document such confidential information.

    (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in subsection (e) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e)), such Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

    (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this
Section 2.11 shall survive the payment in full of principal and interest hereunder and under the Notes.

SECTION 2.12. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (a) on account of Obligations due and payable to such Lender hereunder and/or under any of the Notes or the Letter of Credit Agreement at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to
(ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lenders hereunder, under the Notes or under the Letter of Credit Agreement at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder, under the Notes or under the Letter of Credit Agreement at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder, under the Notes or under the Letter of Credit Agreement at such time of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder,under the Notes or under the Letter of Credit Agreement at such time obtained by all the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such other Lender's ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.13. Letter of Credit. (a) The Letter of Credit. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue a letter of credit (the "Letter of Credit") for the account of the Borrower on the Closing Date in an original face amount of $120,000,000. The Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary to require renewal) no later than 364 days after the Closing Date.

    (b) Letter of Credit Agreement. The Letter of Credit shall be in a form agreed upon by the Borrower, the Issuing Bank and Continental which shall be the beneficiary. On the Closing Date, the Borrower shall execute such form of application and agreement for letter of credit (the "Letter of Credit Agreement") as the Issuing Bank may specify to the Borrower for use in connection with the Letter of Credit. The Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make the Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with such issuance. In the event and to the extent that the provisions of the Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

    (c) Participation; Drawing and Reimbursement.

         (i) Immediately upon the issuance of the Letter of Credit by the Issuing Bank, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation in the Letter of Credit equal to such Lender's Pro Rata Share of the Available Amount of the Letter of Credit. The payment by the Issuing Bank of a draft drawn under the Letter of Credit shall constitute for all purposes of this Agreement the making by each Lender of a Revolving A Advance (whether or not the Borrower would actually be permitted to request and receive a Revolving A Advance at such time), in the amount of its Pro Rata Share such draft (each a "Letter of Credit Advance"). Each Lender other than the Issuing Bank irrevocably and unconditionally agrees to make such Letter of Credit Advance (on the same Business Day if notification is received by such Lender prior to 2:00 P.M. (Providence, Rhode Island time) on such Business Day, or otherwise on the next Business Day) by making available for the account of its Applicable Lending Office to the Agent for the account of the Issuing Bank, by deposit to the Agent's Account, in same day funds, an amount equal to such Lender's Pro Rata Share of such Letter of Credit Advance. If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate.

    (ii) Upon receipt by the Issuing Bank of any payment from or on behalf of the Borrower with respect to any reimbursement obligation under the Letter of Credit, the Issuing Bank shall pay to the Agent for the pro rata account of the other Lenders an amount equal to the aggregate Pro Rata Share of the other Lenders of such payment, on the Business Day on which immediately available funds are received by the Issuing Bank if such funds are received prior to 11:00 A.M. (Providence, Rhode Island time), and on the next succeeding Business Day if such funds are received after 11:00 A.M. (Providence, Rhode Island time).

    (d) Obligations Absolute. The Obligations of the Borrower under this Agreement, the Letter of Credit Agreement and any other agreement or instrument relating to the Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, the Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by the Issuing Bank of any draft or the reimbursement by the Borrower thereof):

         (i) any lack of validity or enforceability of this Agreement, the Letter of Credit Agreement, the Letter of Credit or any other agreement or instrument relating thereto (this Agreement and all of the other foregoing being, collectively, the "L/C Related Documents");

         (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

         (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

         (iv) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

         (v) payment by the Issuing Bank under the Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of the Letter of Credit;

         (vi) any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

         (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

    (e) Compensation.

         (i) The Borrower shall pay to the Agent for the account of each Lender a commission in an amount equal to the product of (A) such Lender's Pro Rata Share of the Available Amount of the Letter of Credit during any fiscal quarter times (B) the average daily Applicable Revolving Margin for Eurodollar Rate Advances during such quarter, payable in arrears quarterly on the last Business Day of such quarter and calculated on the basis of a 360 day year.

         (ii) The Borrower shall pay to the Issuing Bank, for its own account, an issuance fee of $5,000 upon the issuance of the Letter of Credit, and an administrative fee of $2,500 payable in arrears at the end of each fiscal quarter during which the Letter of Credit has been outstanding.

SECTION 2.14. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to provide financing for the purposes set forth on page 58 of the Proxy Statement attached hereto as Schedule 2.14 and for general corporate purposes including Investments and Capital Expenditures permitted hereunder.

                                   ARTICLE III

                              CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent to Initial Borrowing. The obligation of each Lender to make an Advance or issue the Letter of Credit on the occasion of the initial Borrowing and the issuance of the Letter of Credit is subject to the following conditions precedent:

    (a) The Lenders shall be reasonably satisfied that the corporate and legal structure and capitalization of each Loan Party and each of its Subsidiaries, including the terms and conditions of the charter, bylaws and each class of capital stock of each Loan Party and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization will not interfere with the enforceability of the Loan Documents and the performance of the obligations of the Loan Parties.

    (b) The Agent shall be reasonably satisfied that the structure (including, without limitation, the treatment of such structure for federal and state tax purposes) of the Spinoff, the Merger and the transactions contemplated by this Agreement, and the documents relating thereto, will not interfere with the enforceability of the Loan Documents and the performance of the obligations of the Loan Parties.

    (c) Without giving effect to the Spinoff, the Merger, and the other transactions contemplated by this Agreement, there shall have occurred no Material Adverse Change since June 30, 1995.

    (d) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of their Subsidiaries pending or, to the knowledge of Borrower, threatened before any court, governmental agency or arbitrator that (i) could have a Material Adverse Effect other than the matters described on Schedule 4.01(j) (the "Disclosed Litigation") or (ii) purports to affect the legality, validity or enforceability of the Spinoff, the Merger, this Agreement, any Note, any other Loan Document, any Related Document or the consummation of the transactions contemplated hereby.

    (e) The Lenders shall have completed a due diligence investigation of Old PJC, New PJC and their Subsidiaries in scope, and with results reasonably satisfactory to the Lenders, and nothing shall have come to the attention of the Lenders during the course of such due diligence investigation to lead them to believe (i) that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect, and (ii) that, upon the consummation of the Spinoff, the Borrower and its Material Subsidiaries would not have good and marketable title to all material assets of each of them as reflected in the Information Memorandum; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of Old PJC, New PJC and each of their Subsidiaries as they shall have reasonably requested.

    (f) The Agent shall be reasonably satisfied with the status of all network affiliation agreements and any agreements with respect to local marketing areas to which the Borrower or any of its Subsidiaries is a party.

    (g) Intentionally omitted.

    (h) The Borrower shall have obtained all necessary consents and approvals to maintain the Hedge Agreements required by Section 5.01(n).

    (i) The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the reasonable accrued fees and expenses of counsel to the Agent).

    (j) The Agent shall have received reasonable evidence that all Existing Debt, other than the Existing Debt described on Schedule 3.01(j), has been prepaid, redeemed, or defeased in full, or otherwise satisfied and extinguished.

    (k) Intentionally omitted.

    (l) The Agent shall have received on or before the day of the initial Borrowing the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:

         (i)   The Notes to the order of the Lenders.

         (ii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the Spinoff, the Merger, this Agreement, the Notes, each other Loan Document and each Related Document to which it is or is to be a party, and of all documents evidencing other necessary corporate action with respect to the Spinoff, the Merger, this Agreement, the Notes, each other Loan Document and each Related Document.

         (iii) A copy of the charters of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial Borrowing) by the Secretary of State of the jurisdiction of incorporation of each of them as being a true and correct copy thereof.

         (iv) A copy of a certificate of the Secretary of State of the State of the jurisdiction of incorporation of each Loan Party, dated reasonably near the date of the initial Borrowing, listing the charter of each Loan Party and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to such Loan Party's charter on file in his office, (B) each Loan Party has paid all franchise taxes to the date of such certificate and (C) each Loan Party is duly incorporated and in good standing under the laws of the jurisdiction of incorporation.

         (v) A copy of a certificate of the Secretary of State of each jurisdiction listed on Schedule 4.01(a) hereto, dated reasonably near the date of the initial Borrowing, stating that each Loan Party is duly qualified and in good standing as a foreign corporation in such jurisdiction and has filed all annual reports required to be filed to the date of such certificate.

         (vi) A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the date of the initial Borrowing (the statements made in which certificate shall be true on and as of the date of the initial Borrowing), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State's certificate referred to in Section 3.01(l)(iv), (B) a true and correct copy of the bylaws of such Loan Party as in effect on the date of the initial Borrowing, (C) the due incorporation and good standing of such Loan Party as a corporation organized under the laws of the jurisdiction of incorporation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, and (D) the names and true signatures of the officers of such Loan Party authorized to sign this Agreement, the Notes, each other Loan Document and each Related Document to which they are or are to be parties and the other documents to be delivered hereunder and thereunder.

         (vii) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying as to (A) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the date of the initial Borrowing and (B) the absence of any event occurring and continuing, or resulting from the initial Borrowing, that constitutes a Default.

         (viii) A pledge agreement in form and substance satisfactory to the Agent (as amended from time to time in accordance with its terms, and as it may be supplemented to include the stock of Material Subsidiaries acquired or created by the Borrower after the Closing Date, the "Pledge Agreement"), duly executed by Old PJC and New PJC, together with:

         (A) certificates representing the Pledged Shares referred to therein accompanied by undated stock powers executed in blank,

         (B) acknowledgment copies or stamped receipt copies of proper financing statements, duly filed on or before the day of the initial Borrowing under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Pledge Agreement, covering the Collateral described in the Pledge Agreement,

         (C) completed requests for information dated on or before the date of the initial Borrowing and satisfactory to the Agent in its reasonable discretion, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name Old PJC or New PJC as debtor, together with copies of such financing statements,

         (D) evidence of the completion of all other recordings and filings of or with respect to the Pledge Agreement that the Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby, and

         (E) evidence that all other action that the Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Pledge Agreement has been taken.

         (ix) A Guaranty in form and substance satisfactory to the Agent duly executed by each of the Guarantors.

         (x) Copies of the final form of each of the Related Documents, in form and substance satisfactory to the Agent, together with all agreements, instruments and other documents delivered in connection therewith, with copies to follow as soon as possible, and in any event within 14 days, duly executed by the parties thereto.

         (xi) Such financial, business and other information regarding Old PJC, New PJC and their Subsidiaries, as applicable, as the Lenders shall have reasonably requested.

         (xii) A certificate from an officer of the Borrower, in form and substance reasonably satisfactory to the Agent, attesting to the Solvency of each Loan Party after giving effect to the Spinoff, the Merger, and the other transactions contemplated hereby.

         (xiii) Evidence of insurance carried by the Borrower in compliance with Section 5.01(d).

         (xiv) A favorable opinion of Covington & Burling, FCC counsel to the Borrower, in form and substance reasonably satisfactory to the Agent and the Lenders.

         (xv) A favorable opinion of Edwards & Angell, counsel for the Borrower, in form and substance reasonably satisfactory to the Agent and the Lenders, which opinion shall incorporate opinions as to New York law, and which shall permit the Lenders to rely on the tax opinion delivered by Edwards & Angell to New PJC in connection with the Merger.

         (xvi) A Compliance Certificate as of September 30, 1995 showing pro forma compliance by New PJC with the terms hereof, calculating Operating Cash Flow based upon actual results for the period ended August 31, 1995 and a reasonable good faith estimate of results for the period from September 1, 1995 through September 30, 1995, and assuming that the Borrowings made in connection with the Spinoff and the Merger and the Letter of Credit are outstanding.

SECTION 3.02. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance (other than a Letter of Credit Advance made by a Lender pursuant to Section 2.13(c)) on the occasion of each Borrowing (including the initial Borrowing), and the right of the Borrower to request a Swing Line Borrowing or the issuance of the Letter of Credit, shall be subject to the further conditions precedent that:

    (a) on the date of such Borrowing or issuance, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing or of the Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or issuance such statements are true):

         (i) the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date; and

         (ii) no event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, that constitutes a Default; and

    (b) the Agent shall have received such other approvals, opinions or documents as any Lender or the Issuing Bank through the Agent may reasonably request; and

    (c) there shall have been no enactment of any law by any governmental authority having jurisdiction over any Lender which would make it unlawful in any respect for such Lender to make its Pro Rata Share of such Borrowing and there has been no Material Adverse Change since the date of this Agreement to the financial condition or business of the Borrower and its Subsidiaries taken as a whole.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. Each of Old PJC and New PJC represents and warrants, after giving effect to any Borrowing and the application of the proceeds thereof, as follows:

    (a) Each Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, as set forth on Schedule 4.01(a), (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction where the failure to so qualify or be licensed would have a Material Adverse Effect, as set forth on Schedule 4.01(a), and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

    (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party as of the date hereof, indicating those Subsidiaries designated as Material Subsidiaries, and showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation, the number of shares of each class of capital stock authorized and the number outstanding on the date hereof, the percentage of the outstanding shares of each such class owned (directly or indirectly) by such Loan Party, and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof. All of the outstanding capital stock of all of such Subsidiaries has been validly issued, is fully paid and non-assessable and is owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created by the Collateral Documents. Each such Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction where the failure to so qualify or be licensed would have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

    (c) The execution, delivery and performance by each Loan Party of this Agreement, the Notes, each other Loan Document and each Related Document to which it is or is to be a party, and the consummation of the Spinoff, the Merger, and the other transactions contemplated hereby and thereby, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party's charter or by-laws, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties in each case so as to have a Material Adverse Effect, or (iv) except for the Liens created by the Collateral Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could have a Material Adverse Effect.

    (d) Except as set forth on Schedule 4.01(d), no authorization or approval or other action by, and no notice to or filing with any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, the Notes, any other Loan Document or any Related Document to which it is or is to be a party, or for the consummation of the Spinoff, the Merger, or the other transactions contemplated hereby or thereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents,
(iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof) or (iv) to the extent permitted by applicable law, the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, all of which have been duly obtained, taken, given or made and are in full force and effect. Except as noted on
Schedule 4.01(d), all applicable waiting periods in connection with the Spinoff, the Merger, the other transactions contemplated hereby have expired without any action having been taken by any competent authority restraining, preventing, or imposing materially adverse conditions upon the Spinoff or the Merger, or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

    (e) This Agreement has been, and each of the Notes, each other Loan Document and each Related Document when delivered will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each of the Notes, each other Loan Document and each Related Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms except where the enforceability may be affected by bankruptcy or insolvency laws or the application of equitable remedies.

    (f) The Consolidated and consolidating balance sheets of Old PJC, New PJC and their Subsidiaries, as applicable, and the related Consolidated and consolidating statements of income and cash flows of Old PJC, New PJC and their Subsidiaries, as applicable, as set forth in the Proxy Statement, copies of which have been furnished to each Lender, fairly present, the Consolidated and consolidating financial condition of Old PJC, New PJC and their Subsidiaries, as applicable, as at the dates set forth therein and the Consolidated and consolidating results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP, and since June 30, 1995, there has been no Material Adverse Change.

    (h) The projections prepared by the Borrower delivered to the Lenders pursuant to 5.03(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower's best estimate of its future financial performance.

    (i) To the best of the Borrower's knowledge, neither the Information Memorandum nor any other information, exhibit or report furnished by any Loan Party or the Borrower to the Agent or any Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

    (j) Except as set forth on Schedule 4.01(j), there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of their Subsidiaries, including any Environmental Action, pending or, to the best of the Borrower's knowledge, threatened before any court, governmental agency or arbitrator that (i) could have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of the Spinoff, the Merger, this Agreement, any Note, any other Loan Document, or any Related Document or the consummation of the transactions contemplated hereby.

    (k) Set forth on Schedule 4.01(k) is a complete and correct list of each Lien on any property of the Borrower or any of its Material Subsidiaries that secures Debt in an aggregate principal or face amount equaling or exceeding (or which could equal or exceed) $100,000.

    (l) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. The Borrower will use the proceeds of the Borrowings made hereunder in compliance with all applicable legal requirements, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

    (m) Each Plan, and, to the best knowledge of the Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Internal Revenue Code and any other federal or state law, and no event or condition has occurred and is continuing as to which the Borrower would be under an obligation to furnish a report to the Agent under Sections 5.03(e), (f) or (g) hereof.

    (n) Intentionally omitted.

    (o) The operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all Environmental Laws, all material Environmental Permits have been obtained and are in effect for the operations and properties of each Loan Party and its Subsidiaries, each Loan Party and its Subsidiaries are in compliance in all material respects with all such Environmental Permits, and no circumstances exist that could (i) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, in each case where the same would have a Material Adverse Effect.

    (p) None of the properties of any Loan Party or any of its Subsidiaries is listed or, to the best of Borrower's knowledge, proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list of sites requiring investigation or cleanup or is immediately adjacent to any such property, and no underground storage tanks (that are not in compliance in all material respects with all Environmental Laws), as such term is defined in 42 U.S.C. 6991, are located on any property of any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any immediately adjoining property.

    (q) Neither any Loan Party nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the Environmental Protection Agency or any analogous state list, Hazardous Materials have not been generated, used, treated, handled, stored or disposed of on, or released or transported to or from, any property of any Loan Party or any of its Subsidiaries or, to the best of its knowledge, any adjoining property, except in material compliance with all Environmental Laws and Environmental Permits, and all other wastes generated at any such properties have been disposed of in compliance with all material Environmental Laws and Environmental Permits.

    (r) Intentionally omitted.

    (s) The Borrower and each of its Subsidiaries are members of an affiliated group of corporations filing consolidated returns for federal income tax purposes, of which Old PJC is the "common parent" (within the meaning of Section 1504 of the Internal Revenue Code) on the date hereof, and of which New PJC shall be the "common parent" upon the consummation of the Spinoff, of such group. The Borrower and its Subsidiaries have filed all federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate. The Borrower has not given or been requested to give a waiver of the statute of limitations relating to the payment of federal, state, local or foreign taxes or other impositions.

    (t) Except as described in the Proxy Statement, neither the Spinoff nor the Merger will be taxable to the Borrower or any of its Subsidiaries or Affiliates.

    (u) Neither any Loan Party nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the issuance of, or participation in, the Letter of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

    (v) Neither any Loan Party nor any of its Subsidiaries is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

    (w) Each Loan Party is, individually and together with its Subsidiaries, Solvent.

    (x) The Proxy Statement contains a complete and accurate description of all Investments held by any Loan Party or any of their Subsidiaries, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

    (y) The Proxy Statement contains a complete and accurate description of all Existing Debt showing as of the date hereof the principal amount outstanding thereunder.

    (z) All of the material properties, equipment, and systems of each Loan Party and its Subsidiaries are, and all material properties, equipment and systems to be added in connection with any contemplated television station expansion or construction will be, in good repair, working order and condition (ordinary wear and tear excepted) and are and will be in material compliance with all applicable standards, rules or requirements imposed by (a) any governmental agency or authority (including, without limitation, the FCC), (b) any Broadcast License, and (c) any agreements with television networks including, but not limited to, the Network Affiliation Agreements.

    (aa) With respect to the television stations, each Loan Party and each of its Subsidiaries (a) have duly obtained all Broadcast Licenses that are required for the ownership operation of the television stations, (b) have filed all material required registrations, applications, reports and other documents with the FCC, and (c) have paid all fees required to be paid by the FCC. Each Broadcast License is valid and in full force and effect, no event has occurred that would be reasonably likely to (i) result in the revocation, termination, or materially adverse modification of any such Broadcast License or (ii) otherwise have a Material Adverse Effect, and no Loan Party or any Subsidiary has reason to believe or knowledge that any of such Broadcast Licenses will not be renewed in the ordinary course. No Loan Party or any of its Subsidiaries is the subject of any outstanding citation, order, petition, suspension, notice, or, to the best knowledge of any Loan Party, investigation by the FCC that would have a Material Adverse Effect, and no such citation, order, petition, suspension, notice, or investigation, to the best knowledge of any Loan Party, is contemplated by the FCC.

    (bb) Set forth on Schedule 4.01(bb) hereto is a list of each Network Affiliation Agreement and the expiration dates therefor. Each Network Affiliation Agreement is valid and in full force and effect, has not been amended or otherwise modified, no event has occurred that would be reasonably likely to (i) result in the termination or materially adverse modification of any Network Affiliation Agreement or (ii) have a Material Adverse Effect, and as of the Closing Date, no Loan Party or any of its Subsidiaries has knowledge that any of such Network Affiliation Agreements will not be renewed in the ordinary course.

                                    ARTICLE V

                            COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. From the date hereof and so long as any Advance shall remain unpaid, the Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Borrower will:

    (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders.

    (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

    (c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons occupying its properties to comply, in all material respects, with all Environmental Laws and Environmental Permits applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance in all material respects with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

    (d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

    (e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that Old PJC and New PJC and their Subsidiaries may consummate the transactions contemplated by the Related Documents and King Holding Corp. may be dissolved so long as the Borrower or a Material Subsidiary succeeds to its assets as a result thereof.

    (f) Visitation Rights. Permit representatives of any Lender (coordinated by and through the Agent in a manner that will not unreasonably disrupt the conduct of business by the Borrower or any of its Subsidiaries) or the Agent, during normal business hours and upon reasonable notice, to examine, copy and make extracts from its books and records, to inspect any of its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Agent (as the case may be).

    (g) Intentionally omitted.

    (h) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

    (i) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, (A) all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, and keep all systems and equipment that are then subject to compliance with any standards or rules imposed by any governmental agency or authority (including but not limited to the FCC) in material compliance with such standards or rules, install and maintain all equipment and systems in compliance with any material requirement imposed under FCC regulations, permits or licenses and (B) all of its franchises, licenses, rights and privileges under any Broadcast License or Network Affiliation Agreement.

    (j) Intentionally omitted.

    (k) Performance of Related Documents. Perform and observe, and cause each Subsidiary to perform and observe, all of the material terms and provisions of each Related Document to be performed or observed by it, maintain each such Related Document in full force and effect, enforce such Related Document in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent and, upon reasonable request of the Agent, make to each other party to each such Related Document such demands and requests for information and reports or for action as the Borrower or Subsidiary is entitled to make under such Related Document.

    (l) Intentionally omitted.

    (m) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate, other than transactions with Affiliates that are not shareholders of the Borrower which are not material to the Borrower and its Subsidiaries taken as a whole.

    (n) Interest Rate Hedging. Maintain at all times thereafter through December 31, 1999, interest rate Hedge Agreements with The First National Bank of Chicago, or its successors by operation of law, or other Persons reasonably acceptable to the Agent and on terms reasonably satisfactory to the Agent, covering a notional amount of not less than the amounts set forth for the specified years in the table below:

    Calendar Year                   Notional Amount
    -------------                   ---------------
       1996                           $200,000,000
       1997                           $175,000,000
       1998                           $150,000,000
       1999                           $150,000,000

    (o) Material Subsidiaries. Upon the acquisition or creation by the Borrower of any Material Subsidiary (i) cause such Material Subsidiary to execute and deliver to the Agent such documents as are necessary for such Material Subsidiary to become a party to the Guaranty, and (ii) execute and deliver to the Agent such documents as are necessary for the stock of such Material Subsidiary to be pledged to the Agent for the benefit of the Lenders.

SECTION 5.02. Negative Covenants. From the date hereof and so long as any Advance shall remain unpaid, the Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Borrower will not, at any time, without the written consent of the Required Lenders or, if required under
Section 8.01, of all of the Lenders:

    (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file, or permit any of its Subsidiaries to sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign, or permit any of its Subsidiaries to sign, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:

         (i)   Liens created by the Loan Documents;

         (ii)  Permitted Liens;

         (iii) the Liens existing on the date of this Agreement and described on Schedule 5.02(a); and

         (iv)  other Liens securing Debt otherwise permitted to be incurred by
    Section 5.02(b)(v) and outstanding at any time in an aggregate principal amount (including, without limitation, amounts representing imputed principal under Capitalized Leases) not to exceed $20,000,000, provided that no such Lien shall extend to or cover any Collateral.

    (b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

         (i) Debt under the Loan Documents and, with respect to Old PJC, Debt contemplated by the Related Documents;

         (ii) Debt with respect to the Borrower's obligations under Exempt Facility Revenue Bonds (Washington Street Garage Corporation Project 1991 Series), in a principal amount not to exceed $10,000,000 at any time outstanding;

         (iii) Debt in respect of Hedge Agreements required to be maintained under the terms of Section 5.01(n) hereof;

         (iv) unsecured Debt with respect to trade payables incurred in the ordinary course of business which are being paid in accordance with customary industry practices, and for payment of payrolls and other ordinary business expenses;

         (v) Debt secured by Liens permitted by Section 5.02(a)(iv) and obligations in respect of Capitalized Leases and purchase money security interests not to exceed in the aggregate $20,000,000 at any time outstanding, and together with the Debt permitted by Section 5.02(b)(vi),
    (vii), and (viii) not to exceed in the aggregate $45,000,000 at any time outstanding;

         (vi) Debt consisting of trade letters of credit incurred in the ordinary course of business not to exceed $5,000,000 in the aggregate at any time outstanding, and together with the Debt permitted by Section 5.02(b)(v), (vii), and (viii) not to exceed in the aggregate $45,000,000 at any time outstanding;

         (vii) Debt consisting of guaranties (other than the guaranty described in 5.02(b)(ii) above) of obligations of Subsidiaries of the Borrower with respect to investments made by such Subsidiaries not to exceed $10,000,000 in the aggregate at any time outstanding, and together with the Debt permitted by Section 5.02(b) (v), (vi), and (viii), not to exceed in the aggregate $45,000,000 at any time outstanding;

         (viii) Other Debt not exceeding $10,000,000 in the aggregate at any time outstanding, and together with the Debt permitted by Section 5.02(b)(v), (vi) and (vii), not to exceed in the aggregate $45,000,000 at any time outstanding;

         (ix) Debt owed by the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries as the case may be;

         (x) Unsecured Subordinated Debt of the Borrower not to exceed (together with the Debt permitted by Section 5.02(b)(xi)) $150,000,000 in the aggregate at any time outstanding; provided that (A) such Subordinated Debt would be permitted by
    Section 5.04(a), (B) no Default or Event of Default exists or would occur after the incurrence of such Subordinated Debt, (C) the terms of such Subordinated Debt are are in no event more restrictive than the terms of the Facilities hereunder and are otherwise satisfactory to the Required Lenders in their reasonable discretion, and (D) the net proceeds of such Subordinated Debt are used to prepay the Term Loan or reduce the Revolving A Commitment to the extent required by Section 2.05(e).

         (xi) After such time as the Borrower shall have completed an internal reorganization which results in the Borrower's operating divisions becoming wholly owned Material Subsidiaries, and the Borrower shall have complied in all respects with the terms of Section 5.01(o), the Borrower may issue unsecured Debt equal in right of payment with the Obligations hereunder in an aggregate principal amount not to exceed (together with the Subordinated Debt permitted by Section 5.02(b)(x)) $150,000,000 at any time outstanding; provided that (A) such Debt would be permitted by Section 5.04(a), (B) no Default or Event of Default exists or would occur after the incurrence of such Debt, (C) the terms of such Debt are in no event more restrictive than the terms of the Facilities hereunder and are otherwise satisfactory to the Required Lenders in their reasonable discretion, and (D) the net proceeds of such Debt are used to prepay the Term Loan or reduce the Revolving A Commitment to the extent required by Section 2.05(d).

    (c) Mergers, Etc. Merge into or consolidate with any Person or permit any \ Person to merge into it, or permit any of its Subsidiaries to do so, except:

         (i)  Old PJC may consummate the Merger; or

         (ii) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower provided that, in the case of any such consolidation, the Person formed by such consolidation shall be a Subsidiary of the Borrower;

provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

    (d) Sales, Etc. of Assets. Sell, lease, exchange, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any Collateral, except:

         (i)  sales of assets in the ordinary course of its business;

         (ii) sales or transfers of assets contemplated by the Related Documents; or

         (iii) other dispositions of assets, so long as: (A) the purchase price paid or value given for such asset shall be no less than the fair market value of such asset at the time of disposition, (B) the combined assets sold or otherwise disposed of during any 12 month period shall not have produced more than 15% of Operating Cash Flow for the 12 months then ended, or more than 30% of Operating Cash Flow during the 36 months then ended, and (C) net proceeds from any such asset disposition in excess of $50,000,000 in the aggregate (from the Closing Date) for all asset dispositions occurring after the Closing Date and not reinvested in Qualifying Businesses within 12 months after the consummation of such asset disposition shall be applied to prepay the Facilities or reduce the Commitments in accordance with Section 2.05(b) and (h).

    (e) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

         (i)   Investments by the Borrower and its Subsidiaries in each other;

         (ii) Investments by the Borrower and its Subsidiaries in Cash Equivalents, and in Hedge Agreements; and

         (iii) Permitted Reinvestments;

         (iv) Investments in Existing or Identified Investments of not more than $20,000,000 in the aggregate from the Closing Date;

         (v) Investments in Qualifying Businesses (other than Permitted Reinvestments and Existing or Identified Investments) totalling not more than $50,000,000 in the aggregate from the Closing Date;

provided, however, that (A) any Debt incurred in connection with any Investment would be permitted by Section 5.04(a), (B) no Default or Event of Default exists or would occur after the incurrence of such Debt, and (C) Operating Cash Flow of Investments not engaged in newspaper publishing or television broadcasting in which the Borrower or one of its Subsidiaries has acquired 51% or more of the Voting Stock shall not represent in the aggregate (1) more than 10% of Operating Cash Flow at any time if the ratio of total Debt for Borrowed Money to Operating Cash Flow (as evidenced by a Compliance Certificate delivered by the Borrower to the Agent at such time for the 12 months immediately preceding) is greater than 4.0:1.0, and (2) not more than 25% of Operating Cash Flow if the ratio of total Debt for Borrowed Money to Operating Cash Flow (as evidenced by such Compliance Certificate) is less than 4.0:1.0.

    (f) Restricted Payments. Make any Restricted Payments or permit any of its Subsidiaries to make any Restricted Payments, other than cash dividends and purchases of treasury stock; provided that no Restricted Payments may be made if a Default or Event of Default exists or would result after giving effect to such Restricted Payment.

    (g) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

    (h) Charter Amendments. Amend, or permit any of its Subsidiaries to amend, its certificate of incorporation or bylaws if such amendment would have a Material Adverse Effect.

    (i) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required by GAAP.

    (j) Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, other than the prepayment of the Advances in accordance with the terms of this Agreement, or permit any of its Subsidiaries to do so, other than prepayment of the Existing Debt as required hereunder.

    (k) Amendment, Etc. of Related Documents. Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Related Document, agree in any manner to any other amendment, modification or change of any term or condition of any Related Document or take any other action in connection with any Related Document that would materially impair the value of the interest or rights of the Borrower thereunder or that would materially impair the rights or interests of the Agent or any Lender, or permit any of its Subsidiaries to do any of the foregoing.

    (l) No Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or placing conditions upon the creation or assumption of any Lien upon any of its property or assets other than an agreement in favor of the Agent and the Lenders.

SECTION 5.03. Reporting Requirements. So long as any Advance shall remain unpaid, the Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Borrower will, unless the Required Lenders shall otherwise consent in writing, furnish to the Lenders:

    (a) Default Notice. The Borrower shall notify the Agent as soon as possible after the occurrence of each Default (and the

Agent shall promptly thereafter notify the Lenders), and shall deliver to the Agent within a reasonable amount of time thereafter a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

    (b) Quarterly Financials. As soon as available and in any event 60 days after the end of each fiscal quarter of each fiscal year of the Borrower, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter, and Consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with GAAP (it being understood that to the extent that the Borrower's quarterly report on form 10-Q filed with the Securities and Exchange Commission for a quarter sets forth such information, the Borrower may satisfy the foregoing requirement by submitting such report), together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a Compliance Certificate substantially in the form of Exhibit D (it being understood that the initial financial statements and Compliance Certificate delivered hereunder for the period ending as of September 30, 1995 shall assume that the Borrowings made in connection with the Spinoff and the Merger and the Letter of Credit were outstanding as of September 30,
1995).

    (c) Annual Financials. As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein Consolidated balance sheets of the Borrowers and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, together with unaudited consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders of Peat Marwick or other independent public accountants of recognized standing acceptable to the Required Lenders (it being understood that to the extent that the Borrower's annual report on form 10-K filed with the Securities and Exchange Commission for a fiscal year sets forth such information, the Borrower may satisfy the foregoing requirement by submitting such report), together with (i) a certificate of the chief financial officer of the Borrower stating that no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, (ii) a Compliance Certificate substantially in the form of Exhibit D.

    (d) Annual Forecasts. As soon as available after the approval thereof by the Board of Directors of the Borrower, an annual budget prepared by management of the Borrower, in form reasonably satisfactory to the Agent, for the coming fiscal year.

    (e) ERISA Events. Promptly and in any event within 10 days after any Loan Party or any of its ERISA Affiliates knows or has reason to know that any ERISA Event with respect to any Loan Party or any of its ERISA Affiliates has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto.

    (f) Plan Terminations. Promptly and in any event within ten Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan of any Loan Party or any of its ERISA Affiliates or to have a trustee appointed to administer any such Plan.

    (g) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan of any Loan Party or any of its ERISA Affiliates, copies of each notice concerning (i) the imposition of Withdrawal Liability by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability incurred, or that may be incurred, by such Loan Party or any of its ERISA Affiliates in connection with any event described in clause (i) or (ii).

    (h) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(j), and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on the Borrower and its Subsidiaries taken as a whole of the Disclosed Litigation from that described on Schedule 4.01(j).

    (i) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of their Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of their Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

    (j) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any other holder of the securities of any Loan Party or of any of their Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.03.

    (k) Environmental Conditions. Promptly after the knowledge of an occurrence thereof, notice of any condition or occurrence on any property of any Loan Party or any of its Subsidiaries that results in a material noncompliance by any Loan Party or any of their Subsidiaries with any Environmental Law or Environmental Permit or would (i) form the basis of an Environmental Action against any Loan Party or any of their Subsidiaries or such property that could have a Material Adverse Effect or (ii) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

    (l) Change of Control. Within 90 days after the end of each fiscal year of the Borrower ending after the date hereof, a certificate of an officer of the Borrower to the effect that no Default or Event of Default exists under Section 6.01(k) hereof; provided that nothing in this Section 5.03(l) shall be deemed to grant a grace period for compliance with Section 6.01(k) or modify the provisions of Section 6.01(k) in any way.

    (m) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance or properties of any Loan Party or any of its Subsidiaries as any Lender may from time to time reasonably request.

SECTION 5.04. Financial Covenants. So long as any Advance shall remain unpaid, the Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Borrower will, unless the Required Lenders otherwise consent in writing:

    (a) Debt Coverage Ratio. Maintain at all times during each period set forth below a ratio of total Debt for Borrowed Money to Operating Cash Flow (calculated for the 12 months immediately preceding the date of determination) of not more than the amount set forth below for each period set forth below:

    Period                                                  Ratio
    ------                                                  -----
    Closing Date through December 31, 1996                5.25:1.00
    January 1, 1997 through December 31, 1997             4.50:1.00
    January 1, 1998 through December 31, 1998             4.00:1.00
    January 1, 1999 and thereafter                        3.50:1.00

    (b) Interest Coverage Ratio. Maintain at all times during each period set forth below a ratio of Operating Cash Flow to Interest Expense (each calculated for the 12 months immediately preceding the date of determination) of not less than the amount set forth below for each period set forth below:

    Period                                                  Ratio
    ------                                                  -----
    Closing Date through December 31, 1995              1.75:1.00
    January 1, 1996 through December 31, 1996           2.00:1.00
    January 1, 1997 and thereafter                      2.25:1.00

    (c) Fixed Charge Ratio. Maintain at all times after the Closing Date a ratio of Adjusted Operating Cash Flow to Fixed Charges (each calculated for the 12 months immediately preceding the date of determination) of not less than 1.05:1.00.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

    (a) the Borrower shall fail to pay any interest on any Advance or pay any commitment fee within five Business Days after the same becomes due and payable, or the Borrower or any other Loan Party shall fail to pay any principal of any Advance, any reimbursement obligation under the Letter of Credit Agreement, or any other amount due under any Loan Document when the same becomes due and payable; or

    (b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

    (c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e), 5.02, 5.03(a) or 5.04; or

    (d) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Lender (unless such Loan Document specifies a different grace period for compliance with such term, covenant or agreement, in which case the provisions of such Loan Document shall govern); or

    (e) the Borrower or any of its Material Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount of $5,000,000 or more in the aggregate (but excluding Debt outstanding hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt, if the effect of such event or condition upon the giving of notice or the passing of time, or both, is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

    (f) any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

    (g) any judgment or order for the payment of money in excess of $5,000,000 in the aggregate shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

    (h) any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could have a Material Adverse Effect, and there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

    (i) any material provision of any Loan Document after delivery thereof pursuant to Section 3.01 shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

    (j) any Collateral Document after delivery thereof pursuant to Section 3.01 shall for any reason (other than pursuant to the terms thereof) cease in the reasonable judgment of the Agent to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby; or

    (k) any Person or Persons (other than those holding shares of common stock of New PJC immediately following consummation of the Spinoff or trusts naming relatives of such individuals as beneficiaries) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly of, or shall have acquired by contract or otherwise, or entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, Voting Stock of the Borrower (or other securities convertible into such securities) representing more than 50% in the aggregate of the combined voting power of all Voting Stock of the Borrower; or

    (l) An event or condition specified in Sections 5.03(e), (f), or (g) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Borrower or and ERISA Affiliate shall incur or in the opinion of the Required Lenders shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which would constitute, in the determination of the Required Lenders, a Material Adverse Effect; or

    (m) any default or event of default shall have occurred and be continuing under the Merger Agreement; or

    (n) the Spinoff and the Merger and the transactions contemplated thereby shall not be consummated within 30 days of the date hereof;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (B) exercise any and all remedies provided under the Collateral Documents, to the extent permitted by applicable law, as provided in the Collateral Documents; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party or any of its Subsidiaries under the Federal Bankruptcy Code, (x) the obligation of each Lender to make Advances and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of the Letter of Credit Upon Default. If any Event of Default shall have occurred and be continuing, the Agent may, irrespective of whether it is taking any of the actions described in Section
6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Agent on behalf of the Lenders in same day funds at the Agent's office designated in such demand, for deposit in a non-interest bearing account in the name of the Borrower but under the sole dominion and control of the Agent, an amount equal to the Available Amount of the Letter of Credit then outstanding. If at any time the Agent determines that any funds held in such account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of the Letter of Credit, the Borrower will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in such account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in such account that the Agent determines to be free and clear of any such right and claim.

                                   ARTICLE VII

                                    THE AGENT

SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes and under the Letter of Credit Agreement), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes and the Issuing Bank; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

SECTION 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07;
(ii) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Fleet and Affiliates. With respect to its Commitments, the Advances made by it, the Letter of Credit issued by it, and the Notes issued to it, Fleet shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Fleet in its individual capacity. Fleet and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if Fleet were not the Agent and without any duty to account therefor to the Lenders.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. Each Lender severally agrees to indemnify the Agent (to the extent not promptly reimbursed by or on behalf of the Borrower) from and against such Lender's ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs and expenses payable by the Borrower under Section 8.04, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower. For purposes of this Section 7.05, the Lenders' respective ratable shares of any amount shall be determined, at any time, according to the sum of (a) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders, (b) their respective Pro Rata Shares of the Available Amount of the Letter of Credit outstanding at such time, (c) the aggregate unused portions of their respective Term Commitments and Letter of Credit Commitments at such time; and (d) their respective Unused Revolving Commitments at such time. The failure of any Lender to reimburse the Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent for such other Lender's ratable share of such amount.

SECTION 7.06. Successor Agents. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be satisfactory to the Required Lenders. Upon the acceptance of any appointment as

Agent hereunder by a successor Agent and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this
Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following at any time: (i) waive any of the conditions specified in Section 3.01 or, in the case of the initial Borrowing, 3.02, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (iii) amend or waive Section 5.02(d) with respect to any Collateral or any defined term to the extent used therein with respect thereto, or release any Guarantor from its obligations under the Guaranty (except in connection with a transaction permitted by Section 5.01(e) or 5.02(d)), (iv) permit the creation, incurrence, assumption or existence of any Lien on any item of Collateral to secure any Obligations other than Obligations owing to the Lenders and the Agent under the Loan Documents or the Hedge Agreements, (v) amend this Section 8.01, (vi) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (vii) reduce the principal of, or interest on, the Notes, any reimbursement obligations under the Letter of Credit Agreement, or any fees or other amounts or indemnifications payable hereunder,
(viii) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, or (ix) amend or waive any provision of Section 2.05; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or the Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Bank, as the case may be, under this Agreement or the Letter of Credit Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, to the applicable party at the addresses indicated below:

         If to the Borrower:

         75 Fountain Street
         Providence, Rhode Island  02902
         Attention:  Mr. Harry Dyson
         Tel: (401)277-7286
         Fax: (401)277-7770

         With a copy to:

         The Providence Journal Company
         75 Fountain Street
         Providence, Rhode Island  02902
         Attention:  John L. Hammond, Esq.
         Tel: (401)277-7031
         Fax: (401)277-7857

         With a copy to:

         Edwards & Angell
         2700 Hospital Trust Tower
         Providence, Rhode Island 02903
         Attention:  Walter G.D. Reed, Esq.
         Tel: (401)274-9200
         Fax: (401)276-6611

         If to the Agent:

         Fleet National Bank
         111 Westminster Street, 14th Floor
         Providence, Rhode Island  02903
         Attention: Paula Lang, Vice President
         Tel: (401)278-3383
         Fax: (401)278-3929

         With a copy to:

         Hinckley, Allen & Snyder
         1500 Fleet Center
         Providence, Rhode Island  02903
         Attention: Jonathan Bell, Esq.
         Tel: (401)274-2000
         Fax: (401)277-9600
and, if to any Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder, or under any of the Loan Documents, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs, Expenses and Taxes. (a) The Borrower agrees to pay on demand (i) all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto, with respect to advising the Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Agent and the Lenders in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for the Agent and each Lender with respect thereto).

    (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an

"Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the Spinoff, the Merger and any of the other transactions contemplated hereby, (ii) the Facilities and any of the transactions contemplated by this Agreement, or (iii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. The Borrower also agrees not to assert any claim against the Agent, any Lender, any of their affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein or in any other Loan Document or the actual or proposed use of the proceeds of the Advances.

    (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance or CD Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08 or 2.09, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

    (d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Agent or any Lender, in its sole discretion, and such amounts shall be deemed to be Obligations of such Loan Party under this Agreement.

SECTION 8.05. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender and each of is Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement, the Note or Notes held by such Lender, or under the Letter of Credit Agreement irrespective of whether such Lender shall have made any demand under this Agreement, under such Note or Notes or under the Letter of Credit Agreement, and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 8.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Bank that such Bank has executed it, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 8.07. Assignments and Participations. (a) Each Lender may, with notice to the Borrower, assign to one of its Affiliates, or to one or more Lenders all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes held by it); provided that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of all of the Facilities (other than in the case of the Swing Line Facility), (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to such assignment shall be not less than $5,000,000, and the amount of the Commitments of the assignee Lender (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be more than 30% of the aggregate Commitments.

    (b) Each Lender may, with the consent of the Borrower and the Agent (which consent shall not be unreasonably withheld or delayed) assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, and the Note or Notes held by it); provided that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of all the Facilities, (ii) the amount of Commitments of the assigning Lender being assigned pursuant to each such assignment shall be not less than $5,000,000, and (iii) each such assignment shall be to an Eligible Assignee.

    (c) The parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

    (d) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Loan Parties or the performance or observance by any of the Loan Parties of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

    (e) The Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

    (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with the Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Notes new Notes to the order of such Eligible Assignee in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained Commitments hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1, A-2 or A-3 hereto.

    (g) Each Lender may sell participations in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note or Notes for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, and no Lender may agree with a participant to take or refrain from taking any action hereunder or under any other Loan Document, without the prior consent of the Borrower.

    (h) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

    (i) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 8.08. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflicts of laws rules.

SECTION 8.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.10. No Liability of the Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of the Letter of Credit with respect to its use of the Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of the Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower and the other Lenders, to the extent of any direct, but not consequential, damages suffered by the Borrower and the other Lenders that the Borrower proves were caused by (i) the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank's willful failure to make lawful payment under the Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 8.11. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to the Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

SECTION 8.12. Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

SECTION 8.13. Consent to Jurisdiction. Except to the extent prohibited by applicable law, the Borrower hereby irrevocably:

         (a) agrees that any suit, action, or other legal proceeding arising out of this Agreement or any of the Loans may be brought in the courts of record of the States of Rhode Island or New York or the Commonwealth of Massachusetts or the courts of the United States located in the States of Rhode Island or New York or the Commonwealth of Massachusetts;

         (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; and

         (c) waives any objection which it may have to the laying of venue of such suit, action or proceeding in any of such courts.

    For such time as any of the Obligations of the Borrower to any Lender shall be unpaid in whole or in part and/or the Commitment is in effect, the Borrower irrevocably designates Edwards & Angell as its agent to accept and acknowledge on its behalf service of any and all process in any such suit, action or proceeding brought in any such court, and agrees and consents that any such service of process upon such agent and written notice of such service to the Borrower by registered or certified mail shall be taken and held to be valid personal service upon the Borrower regardless of where the Borrower shall then be doing business and that any such service of process shall be of the same force and validity as if service were made upon it according to the laws governing the validity and requirements of such service in each such state and waives any claim of lack of personal service or other error by reason of any such service. Any notice, process, pleadings or other papers served upon the aforesaid designated agent shall, within three Business Days after such service, be sent by certified or registered mail to the Borrower at its address set forth in this Agreement.

    SECTION 8.14. Rights and Remedies Cumulative. No right or remedy conferred upon or reserved to the Agent or the Lenders in this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given under this Agreement or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy under this Agreement, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

    SECTION 8.15 Release of Old PJC. (a) Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, (i) each Lender, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on behalf of themselves and their respective successors and assigns, effective upon the consummation of the Spinoff, hereby remises, releases and forever discharges Old PJC, together with its successors and assigns, including, without limitation, Continental (individually, a "Released Person" and collectively, the "Released Persons"), but excluding New PJC and its Subsidiaries, jointly and severally, of and from all debts, demands, actions, claims, rights, causes of action, accounts, reckonings, bonds, covenants, contracts, agreements, promises, obligations and liabilities of any kind, nature, character or description, direct or indirect, whether known or unknown, foreseen or unforeseen, concealed or hidden, accrued or unaccrued, matured or not matured, liquidated or unliquidated, fixed or contingent, primary or secondary, in law or in equity (collectively, the "Claims"), that such Lender or its successors and assigns, or any of them, now has or ever had against each of the Released Persons arising under, on account of, in connection with or relating in any way to this Agreement or any other Loan Document, including, without limitation, all Obligations under the Loan Documents and any such Claim for breach of a representation or warranty, and (ii) this Section 8.15 can only be amended by an agreement in writing duly executed (a) on or prior to the Closing Date, by Old PJC and Continental and (b) after the Closing Date, by each Released Person.

    (b) Upon the release of Old PJC and its successors and assigns in accordance with this Section 8.15, New PJC hereby expressly acknowledges that it assumes all obligations of Old PJC hereunder in existence prior to such release.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                       THE PROVIDENCE JOURNAL COMPANY

                                       By:   /s/ Harry Dyson
                                          --------------------------------
                                       Name: Harry Dyson
                                       Title: Treasurer

                                       PROVIDENCE JOURNAL COMPANY

                                       By:   /s/ Harry Dyson
                                          --------------------------------
                                       Name: Harry Dyson
                                       Title: Treasurer

                                       FLEET NATIONAL BANK, as Agent

                                       By:   /s/ William F. Hatfield
                                          --------------------------------
                                       Name: William F. Hatfield
                                       Title: Executive Vice President

                                       By:   /s/ Paula H. Lang
                                          --------------------------------
                                       Name: Paula H. Lang
                                       Title: Vice President

                                           Banks

                                            THE CHASE MANHATTAN
                                                BANK, N.A.

                                            By:   /s/ Thomas M. Malone
                                               --------------------------------
                                               Name: Thomas M. Malone
                                               Title: MD

                                            CIBC, INC.

                                            By:   /s/ P.G. Smith
                                               --------------------------------
                                               Name: P.G. Smith
                                               Title: Managing Director

                                       CHEMICAL BANK

                                       By:   /s/ Mary E. Cameron
                                          --------------------------------
                                          Name: Mary E. Cameron
                                          Title: Vice President

                                       BANK OF MONTREAL

                                       By:   /s/ Yvonne Bos
                                          --------------------------------
                                          Name: Yvonne Bos
                                          Title: Managing Director

                                       THE FIRST NATIONAL BANK OF
                                       BOSTON

                                       By:   /s/ John S. Rudberg
                                          --------------------------------
                                          Name: John S. Rudberg
                                          Title: Division Executive

                                       FLEET NATIONAL BANK

                                       By:   /s/ William F. Hatfield
                                          --------------------------------
                                          Name: William F. Hatfield
                                          Title: Executive Vice President

                                       By:   /s/ Paula H. Lang
                                          --------------------------------
                                          Name: Paula H. Lang
                                          Title: Vice President

                                       THE FIRST NATIONAL BANK
                                          OF CHICAGO

                                       By:   /s/ Jeffrey A. Bakalar
                                          --------------------------------
                                          Name: Jeffrey A. Bakalar
                                          Title: Assistant Vice President

                                       MORGAN GUARANTY TRUST
                                         COMPANY OF NEW YORK

                                       By:   /s/ Eugenia Wilds
                                          --------------------------------
                                          Name: Eugenia Wilds
                                          Title: Vice President

                                       NATIONSBANK OF TEXAS, N.A.

                                       By:   /s/ Chad E. Coben
                                          --------------------------------
                                          Name: Chad E. Coben
                                          Title: Vice President

                                       ROYAL BANK OF CANADA

                                       By:   /s/ Mark D. Thorsheim
                                          --------------------------------
                                          Name: Mark D. Thorsheim
                                          Title: Manager

                                       THE BANK OF NEW YORK

                                       By:   /s/ Geoffrey C. Brooks
                                          --------------------------------
                                          Name: Geoffrey C. Brooks
                                          Title: Vice President

                                       TORONTO DOMINION BANK (NEW
                                       YORK, INC.

                                       By:   /s/ Debbie A. Greene
                                          --------------------------------
                                          Name: Debbie A. Greene
                                          Title: Vice President